UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
______________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
______________________________

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Gastar Exploration Inc.
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Gastar Exploration Inc.
1331 Lamar Street, Suite 650
Houston, Texas 77010
NOTICE OF THE 2015 ANNUAL MEETING OF STOCKHOLDERS
Thursday, June 11, 2015
To our Stockholders:
The 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Gastar Exploration Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 11, 2015, 10:00 a.m., central time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. At the Annual Meeting, stockholders will consider and vote on the following proposals:

1.	To elect seven (7) members to the Board of Directors to serve until our 2016 annual meeting of stockholders and their successors are elected and qualified;

2.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2015;

3.	To approve on a non-binding advisory basis the compensation of our named executive officers; and

4.	To transact any such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.
Only holders of record of our common stock at the close of business on April 21, 2015, which is the record date for the Annual Meeting, are entitled to notice of and to attend the Annual Meeting or any adjournment or postponement thereof and to vote on the above listed matters at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection starting on June 1, 2015 through June 10, 2015 during usual business hours at our offices at 1331 Lamar Street, Suite 650, Houston, Texas 77010, and will also be available for inspection at the Annual Meeting.
It is important that your shares of common stock are represented at the Annual Meeting, whether or not you plan to attend in person and regardless of the number of shares of common stock you own. If you are a stockholder whose shares of common stock are registered in your name, to ensure your shares of common stock are represented, we urge you to submit a proxy containing your voting instructions as soon as possible via the Internet per the instructions provided or by signing and dating the enclosed proxy card and returning it in the envelope provided for that purpose, in the manner described in the Proxy Statement accompanying this notice (the “Proxy Statement”). Even if you submit your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.
The specific details of the matters proposed to be dealt with at the Annual Meeting are set forth in the accompanying Proxy Statement. Additionally, we will report on our business and financial performance for the year ended December 31, 2014, including our audited consolidated financial statements and the auditor’s report for the year ended December 31, 2014, and other information concerning us that can be found in our Annual Report on Form 10-K for the year ended December 31, 2014, a copy of which is included in our 2014 Annual Report to Stockholders (the “2014 Annual Report”) that accompanies this Notice. Our 2014 Annual Report is being mailed to registered stockholders with this Notice and the accompanying Proxy Statement on or about May 5, 2015.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, JUNE 11, 2015.
The Notice of Annual Meeting of Stockholders, the Proxy Statement and
the 2014 Annual Report to Stockholders are available at http://www.astproxyportal.com/ast/26191.

DATED this 24th day of April 2015.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ J. RUSSELL PORTER
J. Russell Porter President and Chief Executive Officer

Gastar Exploration Inc.
1331 Lamar Street, Suite 650
Houston, Texas 77010
PROXY STATEMENT FOR THE
2015 ANNUAL MEETING OF STOCKHOLDERS
Thursday, June 11, 2015
This Proxy Statement (the “Proxy Statement”) contains information about the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Gastar Exploration Inc. (“Gastar,” the “Company,” “we,” “us” or “our”). The Annual Meeting will be held on Thursday, June 11, 2015, 10:00 a.m., central time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010.
This Proxy Statement is being furnished to you in connection with the solicitation by our board of directors (the “Board”) of proxies to be voted on at the Annual Meeting. As a stockholder, your vote is very important, and the Board strongly encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting in person. Shares of common stock cannot be voted at the Annual Meeting unless the owner is present to vote or is represented by proxy. All proxies will be voted in accordance with the instructions they contain.
The matters to be acted on at the Annual Meeting are set forth below and in the accompanying Notice and are explained in more detail elsewhere in this Proxy Statement. Additionally, we will report on our business and financial performance for the year ended December 31, 2014, including our audited consolidated financial statements and the auditor’s report for the year ended December 31, 2014, and other information concerning us that can be found in our Annual Report on Form 10-K for the year ended December 31, 2014, a copy of which is included in our 2014 Annual Report to Stockholders (the “2014 Annual Report”) included with these proxy materials. The 2014 Annual Report does not constitute a part of our proxy solicitation materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON THURSDAY, JUNE 11, 2015.
In accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”) and in connection with the solicitation of proxies by the Board for the Annual Meeting, we have made our proxy materials available to you free of charge on the Internet in addition to delivering paper versions of these materials to you by mail (including the Notice, this Proxy Statement, the 2014 Annual Report and a form of proxy). Beginning on or about May 5, 2015, these proxy materials are being mailed to our stockholders and are available on the Internet at http://www.astproxyportal.com/ast/26191.

i

Gastar Exploration Inc.
1331 Lamar Street, Suite 650
Houston, Texas 77010

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS,
THE ANNUAL MEETING AND VOTING
Why am I receiving these proxy materials?
The Board is soliciting your proxy to vote at the Annual Meeting because you owned shares of common stock at the close of business on April 21, 2015, the record date for the Annual Meeting (the “Record Date”), and are therefore entitled to vote at the Annual Meeting. This Proxy Statement, along with a proxy card, is being mailed to stockholders on or about May 5, 2015. We have also made these materials available to you free of charge on the Internet. This Proxy Statement summarizes the information that you need to know in order to cast your vote at the Annual Meeting. As a stockholder, your vote is very important and the Board strongly encourages you to exercise your right to vote. You do not need to attend the Annual Meeting in person to vote your shares of common stock, and we encourage you to vote even if you are unable to attend the Annual Meeting. If you are unable to attend the Annual Meeting in person, you may vote by Internet or by signing and returning the attached proxy card in the envelope provided. See “How do I vote my common shares?” below.
When and where will the Annual Meeting be held?
The Annual Meeting will be held on Thursday, June 11, 2015, 10:00 a.m., central time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010.
Who is soliciting my proxy?
The Board is soliciting your proxy to vote on all matters scheduled to come before the Annual Meeting, whether or not you attend in person. By completing and returning the proxy card or by casting your vote via the Internet, you are authorizing the proxy holders to vote your shares at the Annual Meeting, as you have instructed.
On what matters will I be voting?
At the Annual Meeting, our stockholders will be asked:

1.	To elect seven (7) members to the Board to serve until our 2016 annual meeting of stockholders and their successors are elected and qualified;

2.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2015;

3.	To approve on a non-binding advisory basis the compensation of our named executive officers; and

4.	To transact any such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.
We do not expect any matters to be presented for action at the Annual Meeting other than the items outlined above. By signing and returning the enclosed proxy, however, you grant the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting. Such persons intend to vote on any such other matter in accordance with their best judgment.
In addition, our executive management will report on our business and financial performance during fiscal year 2014 and respond to your questions.
How does the Board recommend that I cast my vote?
The Board unanimously recommends that you vote:

•	FOR the election to the Board of each of the seven (7) nominees for director;

•	FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

•	FOR the approval on an advisory basis of the compensation of our named executive officers.
How many votes may I cast?
Each share of common stock that you own on the Record Date entitles you to cast one vote on each matter that is properly brought before the Annual Meeting.

How many votes can be cast by all stockholders?
As of the Record Date, there were 80,145,777 shares of common stock outstanding and entitled to vote at the Annual Meeting.
Is my vote important?
Your vote is important regardless of how many shares of common stock that you own. Please take the time to vote. Please read the instructions below, choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.
Can I vote if my shares are held in “street name”?
If your shares of common stock are held through a broker, bank or other nominee, you are considered the beneficial owner of the shares of common stock held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares of common stock and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. In order to vote your shares of common stock, you will need to follow the directions your broker, bank or other nominee provides you.
What are broker non-votes and abstentions?
If you hold your shares in “street name,” you will receive instructions from your broker, bank or other nominee describing how to vote your shares. If you do not instruct your broker, bank or other nominee how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the New York Stock Exchange (“NYSE”).
There are also non-discretionary matters for which brokers, banks and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. When a broker, bank or other nominee does not have discretion to vote on a particular matter and you have not given timely instructions on how the broker, bank or other nominee should vote your shares, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.
If your shares are held in “street name” and you do not give voting instructions, pursuant to NYSE Rule 452, the record holder will not be permitted to vote your shares with respect to the election of director nominees and the advisory vote to approve named executive officer compensation, and your shares will be considered “broker non-votes” with respect to this proposal. If your shares are held in “street name” and you do not give voting instructions, the record holder will nevertheless be entitled to vote your shares with respect to ratification of the appointment of BDO USA, LLP in the discretion of the record holder.
Abstentions occur when stockholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting.
How many shares of common stock must be present to hold the Annual Meeting?
A quorum of stockholders is necessary for a valid Annual Meeting. The required quorum for the transaction of business at the Annual Meeting is the presence, either in person or by proxy, of holders of not less than one-third (33 1/3%) of the total outstanding shares of common stock entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.
What vote is required to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

Proposal	Vote Required

To elect seven (7) members to the Board to serve until our annual meeting in 2016 or until their successors are qualified and elected.	A plurality of the votes cast in person or by proxy.

To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2015.	A majority of the votes cast in person or by proxy.

To approve the compensation of our named executive officers.	A majority of the votes cast in person or by proxy.

As noted above, except with respect to ratification of the appointment of BDO USA, LLP, shares represented by broker non-votes are not considered votes cast. With respect to the election of directors, votes may be cast in favor of or withheld from the election of each nominee. A nominee will be elected to the Board if such nominee receives the highest number of votes cast in favor of a particular position on the Board. Accordingly, votes that are withheld from a director’s election will count toward a quorum but will not affect the outcome of the vote on the election of a director. Also, broker non-votes will not be counted as votes cast and will not affect the outcome of the vote on the election of a director. With respect to the approval of the compensation of named executive officers, for which the affirmative vote of the holders of a majority of the votes cast in person or by proxy is required, abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the outcome of the vote. With respect to the ratification of the appointment of BDO USA, LLP, abstentions are not considered to be votes cast and therefore will not affect the outcome of the vote.
While the advisory vote on named executive officer compensation is required by law, the outcome will not be binding on Gastar or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our company or the Board. However, the Compensation Committee will take into account the outcome of the advisory vote on executive compensation when considering future executive compensation decisions.
How do I vote my shares of common stock?
Stockholders of Record. Stockholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•
To Vote by Mail. You may vote by completing and signing the proxy card that accompanies this Proxy Statement and promptly mailing it in the enclosed envelope. The shares of common stock that you own will be voted according to the instructions on the proxy card that you provide. If you return the proxy card but do not give any instructions on a particular matter described in this Proxy Statement, the shares of common stock that you own will be voted in accordance with the recommendations of the Board. In order to be valid and acted upon at the Annual Meeting, your proxy card must be received by our registrar and transfer agent, American Stock Transfer & Trust Company, Attention: Proxy Department, 6201 15th Avenue, Brooklyn, New York 11219, at least 24 hours before the time of the Annual Meeting or any adjournment thereof, excluding weekends and holidays.

•
To Vote by the Internet. You may vote online by going to the following Internet address: http://www.proxyvote.com. Please have your proxy card available and follow the instructions to obtain your records and create an electronic ballot. You may use the Internet to vote your proxy 24 hours a day, seven days a week until 11:59 p.m. (central time) on June 10, 2015.

•
To Vote in Person. If you attend the Annual Meeting, you may vote by delivering your completed proxy card in person or by completing a ballot, which will be available at the Annual Meeting. Attending the Annual Meeting without delivering your completed proxy card or completing a ballot will not count as a vote. Submitting a proxy via mail or by Internet will not prevent you from attending the Annual Meeting and voting in person.

Street Name Stockholders. Street name stockholders may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

•
By Mail. You may indicate your vote by completing, signing and dating your voting instruction card or other information forwarded by your broker, bank or other nominee and returning it to such party in the manner specified in such materials.

•
By Methods Listed on Voting Instruction Form. Please refer to your voting instruction form or other information forwarded by your broker, bank or other nominee to determine whether you may submit a proxy by telephone or electronically on the Internet, following the instructions on the voting instruction form or other information provided by the record holder.

•
In Person with a Proxy from the Record Holder. You may vote in person at our Annual Meeting if you obtain a legal proxy from your broker, bank or other nominee. Please consult the voting instruction form or other information sent to you by the record holder to determine how to obtain a legal proxy in order to vote in person at our Annual Meeting.

Can I change my vote after I have mailed my proxy card?
Yes, if you are a stockholder of record, you can revoke your proxy at any time before it is exercised by:

•
submitting written notice to that effect or a new proxy to our Corporate Secretary at our registered office at any time up to and including the last business day preceding the day of the Annual Meeting;

•	submitting written notice to that effect or a new proxy to the chairperson of the Annual Meeting at the Annual Meeting at any time before the polls close at the Annual Meeting;

•	voting again through the Internet prior to 11:59 p.m., Eastern Time, on June 10, 2015;

•	voting in person at the Annual Meeting; and

•	in any other manner permitted by law.

If you are a street name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your broker, bank or other nominee in accordance with such entity's procedures. In either case, your attendance at the Annual Meeting alone will not revoke your proxy.
Will any other business be conducted at the Annual Meeting or will other matters be voted on?
We do not expect any matters to be presented for action at the Annual Meeting other than the items discussed in this Proxy Statement. If any other matter properly comes before the Annual Meeting, the persons named in the proxy card, whether you submit your proxy in person, over the Internet or by mail, will exercise their judgment in deciding how to vote, or otherwise act, at the Annual Meeting with respect to that matter or proposal.
May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?
You may submit proposals for consideration at future annual meetings. See “Stockholder Proposals and Nominations” for information regarding the submission of stockholder proposals at next year’s annual meeting.
Where can I find the voting results?
We will report the voting results in a Current Report on Form 8-K with the SEC within four business days of the Annual Meeting.
Who bears the costs of soliciting these proxies?
We will bear the entire cost of the solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and the other proxy materials furnished to stockholders. In addition to this solicitation by mail, certain directors, officers and employees may also solicit proxies on our behalf by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. We will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names common shares beneficially owned by others to forward to such beneficial owners. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.
How do I get directions to the Annual Meeting?
For directions to the Annual Meeting, please contact our Corporate Secretary at (713) 739-1800.

INFORMATION ABOUT DIRECTORS, DIRECTOR NOMINEES,
EXECUTIVE OFFICERS AND MEMBERS OF MANAGEMENT
The Board currently is composed of seven (7) members: John M. Selser Sr. (Chairman), John H. Cassels, Randolph C. Coley, Stephen A. Holditch, Robert D. Penner, J. Russell Porter and Jerry R. Schuyler.
The Nominating & Governance Committee has recommended to the Board, and the Board has nominated Messrs. Selser, Cassels, Coley, Holditch, Penner, Porter and Schuyler for re-election at the Annual Meeting. Information about each director nominee can be found beginning on page 31 in connection with “Proposal 1. Election of the Board.” Although the Board does not contemplate that any of the director nominees will refuse or be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the accompanying proxy will vote for the election of such other person(s) as may be nominated by the Board or the Board may reduce the size of the Board.
Biographical information about our executive officers and other members of our management as of April 1, 2015 is set forth below other than our Chief Executive Officer, who also serves as director.

Name	Age	Position
J. Russell Porter(1)(2)	53	President and Chief Executive Officer
Michael A. Gerlich(1)	60	Senior Vice President, Chief Financial Officer and Corporate Secretary
Michael McCown(1)	60	Senior Vice President and Chief Operating Officer
Keith R. Blair	60	Vice President and Exploration Manager
Henry J. Hansen	59	Vice President – Land
 ________________________

(1)	Messrs. Porter, Gerlich and McCown are our only “Executive Officers” as such term is defined by the rules promulgated by the SEC.

(2)	For a description of the business background and other information concerning Mr. Porter, see page 31 in connection with “Proposal 1. Election of the Board.”
Michael A. Gerlich joined us in May 2005 as Vice President and Chief Financial Officer and was appointed Corporate Secretary on March 8, 2011 and was promoted to Senior Vice President in June 2013. Mr. Gerlich has over 35 years of oil and natural gas accounting and finance experience. From 1999 until joining us in 2005, he held various accounting and finance positions at Calpine Natural Gas LP, a wholly-owned subsidiary of Calpine Corporation, an independent electric power generation company listed on the New York Stock Exchange. His last position at Calpine Natural Gas LP was Senior Vice President – Accounting and Finance for natural gas and oil operations of the wholly-owned subsidiary. From 1994 until 1999, Mr. Gerlich served as Vice President and Chief Financial Officer of Sheridan Energy, Inc., an independent natural gas and oil exploration company traded on the NASDAQ, which was acquired in 1999 by Calpine Corporation. Over a 12-year period prior to joining Sheridan Energy, Inc., Mr. Gerlich held various accounting and finance positions with Trinity Resources, Ltd., an independent natural gas and oil exploration and production company, with his last position being Executive Vice President and Chief Financial Officer. Prior to that, Mr. Gerlich was also with the auditing firm of Deloitte LLP, where the focus of his practice was with energy related clients. Mr. Gerlich served as a member of the board of directors and as the Audit Committee Chairman for Petropoint Energy Partners LP (“Petropoint”), a private upstream oil and gas limited partnership, from November 2012 until Petropoint’s property sale and dissolution in August 2014. Mr. Gerlich is a Certified Public Accountant and graduated with honors from Texas A&M University with a Bachelor of Business Administration degree in Accounting.
Michael McCown joined us in December 2009 as a Senior Advisor and in June 2013, was elected Senior Vice President and Chief Operating Officer, having previously served as our Vice President – Northeast since July 2010. Prior to joining us, from 2006 to June 2010, Mr. McCown held various positions with CDX Gas LLC, an independent oil and natural gas company and the predecessor to Vitruvian Exploration LLC, including Chief Operating Officer and Senior Vice President & General Manager. From 2004 to 2006, Mr. McCown was with EOG Resources Inc. as Operations Manager. He has over 38 years of experience in production, drilling and operations throughout the United States including the Unitah, Permian and Appalachian Basins. Other experience includes managerial responsibilities for companies including Pennzoil Company, Devon Energy Corp. and East Resources. Mr. McCown has served two terms on the Board of WV Oil and Natural Gas Association and is a former President of that association. He is currently serving his second term on the Board of the Independent Oil and Gas Association of West Virginia and he served as President of the association from August 2010 through August 2011. Mr. McCown holds a Bachelor of Science degree in Civil Engineering from Ohio University and is a Registered Professional Petroleum Engineer.
Keith R. Blair joined us in August 2005 as a Senior Staff Geologist and was promoted to Vice President and Exploration Manager in 2008. Mr. Blair has over 35 years of oil and natural gas experience. He has extensive working knowledge of oil and natural gas basins in Colorado, New Mexico, East Texas, West Virginia/Pennsylvania, Offshore Gulf of Mexico and the Texas/Louisiana Gulf Coast. Prior to joining us, from 1999 until 2005, he was an independent exploration geologist. From 1995 until 1999, Mr. Blair was a Senior Geophysicist at Schlumberger Limited. Prior to 1995, he held an Exploration Manager/Supervisor position at ConocoPhillips for 14 years. He began his career as a well logging engineer with Halliburton Company. Mr. Blair graduated from Texas A&M University with a Bachelor of Science degree in Geology.
Henry J. Hansen joined us in September 2005 as Vice President of Land. Mr. Hansen has over 35 years of land management experience. Prior to joining us, Mr. Hansen was Rocky Mountain Land Manager with El Paso Corporation, an oil and natural gas exploration, production and pipeline company, from 1999 until January 2003. From January 2003 until June 2004, he worked as an independent land consultant. Mr. Hansen returned to El Paso Corporation in June 2004, where he was a senior landman until joining us in September 2005. Mr. Hansen graduated from the University of Texas at Austin with a Bachelor of Business Administration in Petroleum Management.
There are no family relationships between our Named Executive Officers, those members of management noted above and our directors.

Bankruptcies
Mr. McCown served as an officer of CDX Gas LLC from 2006 to 2010. In December 2008, while Mr. McCown was serving as a Senior Vice President, CDX Gas LLC and certain of its subsidiaries filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Mr. McCown was promoted to Executive Vice President and Chief Operating Officer on January 22, 2009 where he served during the company's restructuring. Mr. McCown remained in this position until the restructured company emerged as Vitruvian Exploration, LLC and he was reassigned as Senior Operations Consultant.

CORPORATE GOVERNANCE
Information about the Board
The Board believes that good corporate governance improves corporate performance and benefits all stockholders. This section sets out our approach to corporate governance and addresses our compliance with NYSE MKT LLC (“NYSE MKT”) listing requirements.
Mandate of the Board
The Board is responsible for managing our business affairs. The primary responsibility of the Board is to promote our best interests and the best interests of our stockholders. This responsibility includes: (i) approving annual capital expenditure budgets and general and administrative expense budgets and reviewing fundamental operating, financial and other corporate plans, strategies and objectives; (ii) outlining key operating parameters including debt levels and ratios; (iii) evaluating our performance and the performance of our senior management; (iv) determining, evaluating and fixing the compensation of executive officers; (v) adopting policies of corporate governance and conduct; (vi) considering risk management matters; (vii) reviewing the process of providing appropriate financial and operational information to stockholders and the public generally; and (viii) evaluating the overall effectiveness of the Board. The Board explicitly acknowledges its responsibility for our stewardship. The Board reviews with management matters of strategic planning, business risk identification, succession planning, communications policy and integrity of internal control and management information systems. The Board fulfills its responsibilities through regular and special meetings.
Current Members of the Board and Director Independence
The Board currently is comprised of seven (7) members. The Board has determined that each member of the Board, with the exception of Mr. Porter, does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent within the meaning of the NYSE MKT listing requirements. Mr. Porter, as our President and Chief Executive Officer, is not considered to be independent. Further, the Board has determined that each of the members of the Audit Committee, the Compensation Committee, the Nominating & Governance Committee and the Reserves Review Committee does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent within the meaning of the NYSE MKT listing requirements.
The following sets forth the current committee memberships of our seven (7) directors:

Name	Audit Committee	Compensation Committee	Reserves Review Committee	Nominating & Governance Committee
J. Russell Porter, Director, President and Chief Executive Officer	—	—	—	—
John H. Cassels, Director	X	Chairman	—	—
Randolph C. Coley, Director	X	—	—	Chairman
Stephen A. Holditch, Director	—	—	Chairman	X
Robert D. Penner, Director	Chairman	—	—	X
Jerry R. Schuyler, Director	—	X	X	—
John M. Selser Sr., Director	—	X	X	—

Board and Committee Meetings
The Board meets a minimum of four (4) times per year. In addition, the Board meets at such other times as may be required if it is not possible to deal with our business at a regularly scheduled quarterly meeting.
The Board facilitates its independent supervision over management in a number of ways, including by holding regular meetings at which members of management and non-independent directors are not in attendance and by retaining independent consultants where it deems necessary.
For the year ended December 31, 2014, Messrs. Porter, Cassels, Coley, Holditch, Schuyler and Selser attended 100% of all meetings held by the Board during the time in which they were a member of the Board. Mr. Penner attended 88% of the meetings held by the Board during the year ended December 31, 2014.

The following table sets forth the number of Board and committee meetings held during 2014 and the attendance of each director during the time in which he was a member of the Board and of a committee:

Director	Board Meetings	Audit Committee	Compensation Committee	Reserves Review Committee	Nominating & Governance Committee
J. Russell Porter	8 of 8	n/a	n/a	n/a	n/a
John H. Cassels	8 of 8	n/a	9 of 9	1 of 1	3 of 3
Randolph C. Coley	8 of 8	4 of 4	9 of 9	n/a	3 of 3
Stephen A. Holditch(1)	2 of 2	n/a	n/a	n/a	1 of 1
Robert D. Penner	7 of 8	3 of 4	n/a	1 of 1	3 of 3
Jerry R. Schuyler(1)	2 of 2	n/a	6 of 6	n/a	n/a
John M. Selser Sr.	8 of 8	4 of 4	9 of 9	1 of 1	n/a
 ________________________

(1)	Messrs. Holditch and Schuyler were appointed to the Board effective August 8, 2014.

Board Composition and Leadership Structure
Mr. Selser was appointed Chairman of the Board effective January 4, 2013. Our President and Chief Executive Officer, Mr. Porter, serves as a director.
The Board has determined that the offices of Chairman of the Board and Chief Executive Officer should be separated at this time. The Board determined that the separation of these roles would maximize management’s efficiency and further our ongoing efforts to strengthen corporate governance and assure stockholder representation and the independent, objective and effective oversight of management. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead the Board in its fundamental role of providing guidance to and oversight of management. The Corporate Governance Guidelines, however, provide that each year the Nominating & Governance Committee will review whether this policy is in the best interests of the Company and its stockholders. The Board specifically reserves the right to vest the responsibilities of Chairman of the Board and Chief Executive Officer in the same or different individuals.
Orientation and Continuing Education
When new directors are appointed, they receive orientation, commensurate with their previous experience, on our properties, business, operations and industry and on the responsibilities of directors. Board meetings may also include presentations by our management and employees to give the directors additional insight into our business. New directors are provided with access to our publicly-filed documents, technical reports and internal financial information and copies of all of the minutes of Board and committee meetings and corporate governance materials are made available to director nominees. Directors are encouraged to ask questions and communicate with management, auditors and technical consultants to keep themselves current with industry trends and developments and changes in legislation.
Nomination of Directors
The Board has delegated the responsibility of identifying new director candidates to the Nominating & Governance Committee. The process and responsibility of the Nominating & Governance Committee is set forth on page 10 under the heading “Nominating & Governance Committee.”
Compensation
The Board has delegated the responsibility of determining compensation strategies and recommending the forms and amounts of compensation for directors, officers, consultants and employees to the Compensation Committee. Please refer to the disclosure on page 9 under the heading “Compensation Committee.”
Board Evaluations/Assessments
We have established procedures and surveys for assessing and evaluating the performance of the Board. The surveys completed by each director are summarized and discussed by the Board as a whole with the objective of making appropriate changes to the Board’s policies or procedures to ensure greater Board effectiveness.

Code of Conduct and Ethics
We adopted a Code of Conduct and Ethics for all directors, officers and other employees. A copy of our Code of Conduct and Ethics is available free of charge on our website at www.gastar.com. A copy of our Code of Conduct and Ethics will also be provided to any person without charge, upon request. Such requests should be directed to our Corporate Secretary at 1331 Lamar Street, Suite 650, Houston, Texas 77010.
Stockholder Communications with the Board
Stockholders or other interested parties may send communications to the Board, the Chairman of the Board, any committee of the Board or any other director in particular, by writing to our Corporate Secretary at 1331 Lamar Street, Suite 650, Houston, Texas 77010. Stockholders and any other interested parties should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. Our Corporate Secretary will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication relates to matters that have been delegated by the Board to a committee or to an executive officer of the Company, our Corporate Secretary may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated.
Comments or complaints relating to our accounting, internal accounting controls or auditing matters will be referred to our Audit Committee. Our Audit Committee has procedures for (i) receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters; (ii) receipt, retention and treatment of complaints regarding potential violations of applicable laws, rules and regulations or of our codes, policies and procedures; and (iii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. These “whistleblower” policies and procedures adopted by the Audit Committee are available free of charge on our website at www.gastar.com.
Attendance at the Annual Meeting of Stockholders
Although all directors are encouraged to attend the annual meeting of stockholders, we do not have a formal policy with regards to director attendance. In 2014, all directors at the time the meeting was held attended our annual meeting of stockholders.

INFORMATION ABOUT OUR COMMITTEES OF THE BOARD
The Board has designated a standing Audit Committee, Compensation Committee, Reserves Review Committee and Nominating & Governance Committee. Each committee has a written charter that has been approved by the Board, which sets forth guidance on the role of the chairman of such committee and the roles and responsibilities of the committee as a whole. Our Board has also adopted a Code of Conduct and Ethics and other governance policies. Each such document is available free of charge on our website at www.gastar.com. A copy of each such document will be provided to any person without charge, upon request. Such requests should be directed to our Corporate Secretary at 1331 Lamar Street, Suite 650, Houston, Texas 77010.
Audit Committee
Composition
The Audit Committee currently consists of Messrs. Penner (Chairman), Cassels and Coley, each of whom the Board has determined to be independent under the rules of the NYSE MKT and Section 10A (“Audit Requirements”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the rules promulgated by the SEC thereunder. The Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements and that Mr. Penner is an “audit committee financial expert,” within the meaning proscribed by the rules and regulations promulgated by the SEC. He became a member of the Board effective July 16, 2007. Mr. Penner is a retired senior partner with KPMG LLP, whose career of advising public and private clients on tax and accounting matters has spanned more than 41 years. The Audit Committee met four (4) times during 2014.
In accordance with its charter, the Audit Committee examines and reviews, on behalf of the Board, internal financial controls, financial and accounting policies and practices, the form and content of financial reports and statements and the work of the external auditors. The Audit Committee is responsible for hiring, overseeing and terminating the independent registered public accounting firm and determining the compensation of such accountants. The Chief Financial Officer attends the meetings of the Audit Committee by invitation.

Audit Committee Charter
The Audit Committee has performed its annual review and assessment of the Audit Committee charter. A copy of the charter for the Audit Committee is available free of charge on our website at www.gastar.com.
Audit Committee Report
The Audit Committee assists the Board in overseeing matters relating to our accounting and financial reporting practices, the adequacy of its internal controls and the quality and integrity of its financial statements, and is responsible for selecting and retaining the independent auditors. The Audit Committee’s responsibilities are more fully described in its charter. Our management is responsible for preparing our financial statements, and the independent auditors are responsible for auditing those financial statements. The Audit Committee does not provide any expert or special assurance as to our financial statements or any professional certification as to the independent auditors’ work. The Audit Committee met four (4) times during the year ended December 31, 2014.
In fulfilling its oversight responsibilities, the Audit Committee reviewed our audited financial statements as of and for the year ended December 31, 2014, and discussed them with management and BDO USA, LLP, our independent registered public accounting firm. The Audit Committee discussed and reviewed with BDO USA, LLP all matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard No. 16.
The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by the applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence and has discussed with BDO USA, LLP its independence from us and our management.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014.
Gastar Exploration Inc.
Audit Committee
/s/ Robert D. Penner, Chairman
/s/ John H. Cassels
/s/ Randolph C. Coley

This report of the Audit Committee shall not be deemed “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
*    *    *
Compensation Committee
The Compensation Committee currently consists of Messrs. Cassels (Chairman), Schuyler and Selser, each of whom the Board has determined to be independent according to the definition of independence used in the NYSE MKT listing standards. The Compensation Committee met nine (9) times during 2014.
The aim of the Compensation Committee is to award and compensate our officers and employees in a manner which provides incentives for the enhancement of stockholder value, for the successful implementation of our business plan and for continuous improvement in corporate and personal performance. The compensation program is based on a pay-for-performance philosophy and consists of three components: base salary, annual incentive (bonus) paid in cash and long-term equity based incentives.
The Compensation Committee reviews and recommends the compensation philosophy and guidelines for us, including recommendations to the Board for its consideration and approval of annual salary, incentive policies and programs, material new benefit programs and material changes to existing benefit programs.
On an annual basis, the Compensation Committee reviews the cash compensation, performance and overall compensation package for each executive officer. It then submits to the Board recommendations with respect to the base salary, bonus and participation in long-term incentive compensation arrangements for each executive officer. In conducting its review, the Compensation Committee was satisfied that all recommendations complied with the Compensation Committee’s philosophy and guidelines. In determining 2014 annual incentive cash awards, the Compensation Committee used compensation data previously provided by Longnecker & Associates (“L&A”), a company that monitors executive and board compensation, equity grants and award policies and corporate compensation practices.

The Compensation Committee may delegate to its chairman, any one of its members or any subcommittee it may form the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances. In particular, the Compensation Committee may delegate the approval of award grants and other transactions and responsibilities regarding the administration of compensatory programs to a subcommittee consisting solely of members of the Compensation Committee who are (a) “Non-Employee Directors” for the purposes of Rule 16b-3 and/or (b) “outside directors” for the purposes of Section 162(m). However, subcommittees shall not have the authority to engage independent legal counsel and other experts and advisors unless expressly granted such authority by the Compensation Committee.
For more information on the role of the Compensation Committee and the use of independent consulting firms and market data, see “Executive Compensation” below.
A copy of the charter for the Compensation Committee is available free of charge on our website at www.gastar.com.
Reserves Review Committee
The Reserves Review Committee currently consists of Messrs. Holditch (Chairman), Schuyler and Selser. The Reserves Review Committee met one (1) time during 2014. Its responsibilities include:

•	Reviewing our procedures for providing information to the independent qualified reserve evaluator;

•
Participating annually in meetings with the independent qualified reserve evaluator to determine whether there are any restrictions that could affect the ability of the evaluator to report without reservation; and

•	Reviewing our reserve data with the independent qualified reserve evaluator.
A copy of the charter for the Reserves Review Committee is available free of charge on our website at www.gastar.com.
Nominating & Governance Committee
The Nominating & Governance Committee currently consists of Messrs. Coley (Chairman), Holditch and Penner, each of whom the Board has determined to be independent under the definition of independence used in the NYSE MKT listing standards. The Nominating & Governance Committee met three (3) times during 2014.
With respect to governance activities, the Nominating & Governance Committee has the responsibility of monitoring our overall approach to corporate governance issues, which include:

•	Advising the Board and making recommendations regarding appropriate corporate governance practices and assisting the Board in implementing those practices;

•
Assisting the Board by identifying individuals qualified to become members of the Board and recommending director nominees to the Board for election at the annual meetings of stockholders or for appointment to fill vacancies on the Board;

•	Advising the Board about the appropriate composition of the Board and its committees;

•	Leading the Board in the annual performance review of the Board and its committees;

•	Directing all matters relating to the succession of the Company’s Chief Executive Officer; and

•	Performing such other functions as the Board may assign from time to time.
With respect to nominations, the Nominating & Governance Committee assists the Board in ensuring that the Board is comprised of individuals who are best able to discharge the responsibilities of directors, having an understanding of our industry, stage of growth, the law and the highest standards of governance. The tasks and responsibilities are defined in the charter of the Nominating & Governance Committee, which was approved by the Board.
Prior to recommending to the Board that an existing director be nominated for election as a director at the annual meeting of stockholders, the Nominating & Governance Committee considers and reviews the director’s: (i) board and committee meeting attendance and performance; (ii) length of Board service; (iii) personal and professional integrity, including commitment to our core values; (iv) experience, skills and contributions that the existing director brings to the Board; and (v) independence under applicable standards.
In the event that a vacancy on the Board arises, the Nominating & Governance Committee seeks and identifies a qualified director nominee to be recommended to the Board for either appointment by the Board to serve the remainder of the term of the director position that is vacant or election at the next annual meeting of stockholders. To identify such a nominee, the Committee solicits recommendations from existing directors and senior management. These recommendations are considered by the Nominating & Governance Committee along with any recommendations that have been received from stockholders. The Nominating & Governance Committee may, in its discretion, retain a search firm to provide additional candidates. Prior to recommending to the Board that a person be elected to fill a vacancy on the Board, the Nominating & Governance Committee considers and reviews the candidate's: (i) relevant skills and experience; (ii) independence under applicable standards; (iii) business judgment; (iv) service on boards of directors of other companies; (v) personal and professional integrity, including commitment to the Company’s core values; (vi) openness and ability to work as part of a team; (vii) willingness to commit the required time to serve as a Board member; and (viii) familiarity with the Company and its industry. The Nominating & Governance Committee also considers the optimal enhancement of the current mix of talent and experience on the Board.
The Nominating & Governance Committee treats recommendations for directors that are received from stockholders equally with recommendations received from any other source. Although we do not have a policy regarding the consideration of diversity in assessing a director nominee, the Board considers the individual’s background, experience and competencies that the Board desires to have represented among its members.
On March 12, 2014, we entered into a settlement agreement (the “Settlement Agreement”) with Kleinheinz Capital Partners, Inc., Global Undervalued Securities Master Fund, L.P., John B. Kleinheinz and Fred N. Reynolds (collectively, the “Kleinheinz Group”). The Settlement Agreement provided that we would expand our Board from five to seven members and appoint two directors agreeable to both us and the Kleinheinz Group (the “Mutually Agreed Directors”). The Mutually Agreed Directors were appointed after the 2014 Annual Meeting. For the term of the Settlement Agreement the Kleinheinz Group has agreed to vote the shares it beneficially owns in favor of the director candidates that are nominated by our Board.
The Settlement Agreement will terminate, subject to certain exceptions, 60 days prior to the expiration of the Company’s advance notice period for the nomination of directors and submission of stockholder proposals for the 2016 annual meeting of stockholders.
From time to time, the Nominating & Governance Committee has used a third party to assist it in identifying and evaluating potential director candidates. Pursuant to the Settlement Agreement, the Nominating & Governance Committee engaged Spencer Stuart, an executive search firm, to identify two candidates who were unaffiliated with us and the Kleinheinz Group, qualified as independent under rules of the SEC and the NYSE MKT and have experience and qualifications set forth in the Settlement Agreement.
In March 2015, the Nominating & Governance Committee considered and approved our seven (7) director nominees. Our full Board, including our non-independent director, then considered and approved the nominees recommended by the Nominating & Governance Committee.
A copy of the charter for the Nominating & Governance Committee is available free of charge on our website at www.gastar.com.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information regarding the compensation paid to J. Russell Porter, our President and Chief Executive Officer (“CEO”), paid to Michael A. Gerlich, our Senior Vice President and Chief Financial Officer (“CFO”) and paid to Michael McCown, our Senior Vice President and Chief Operating Officer (“COO”). These individuals are referred to as “Named Executive Officers.” Messrs. Porter, Gerlich and McCown are our only Named Executive Officers as they were our only “Executive Officers,” as such term is defined by the rules promulgated by the SEC, during 2014.
Compensation Philosophy and Objectives
Our executive compensation program is designed to provide compensation at a level necessary to retain talented and experienced executives and to motivate them to achieve both short-term and long-term corporate goals that enhance stockholder value. Consistent with this philosophy, the following are the key objectives of our compensation programs.
Attract, Motivate and Retain Key Employees. Our executive compensation program is shaped by the competitive market for management talent in the independent oil and natural gas exploration and production industry. We believe our executive compensation should be comparable to that of the companies with which we compete for talent. Our goal is to provide compensation and benefits at levels that attract, motivate and retain superior executive talent for the long-term.
Stockholder Interest Alignment. One of the objectives of our executive compensation program is to ensure that an appropriate relationship exists between executive pay, our financial performance and the creation of stockholder value. We believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholder interests. Our compensation program aligns pay to performance by making a substantial portion of total executive compensation variable, or “at-risk,” through an annual bonus program based on our performance goals and the granting of long-term incentive equity awards, which have included restricted common shares, performance-based units and stock options. As performance goals are met, not met or exceeded, executives are rewarded commensurately.

Determination of Executive Compensation
Role of the Compensation Committee. Executive compensation is the responsibility of the Compensation Committee. The Compensation Committee operates under a written charter adopted by the Board. The Compensation Committee currently consists of Messrs. Cassels (Chairman), Schuyler and Selser. Each member of the Compensation Committee qualifies as an independent director under the NYSE MKT LLC listing standards and under the Exchange Act. A copy of the Compensation Committee’s charter is available to stockholders on our website at www.gastar.com.
Philosophy of the Compensation Committee. The Compensation Committee’s philosophy is strongly driven by a “Pay for Performance” compensation approach that focuses on enhancing stockholder value. The Compensation Committee presently targets total compensation, which consists of base salary, annual incentive awards and long-term stock awards at the market 50th percentile of its peer group as defined by an independent third party compensation consultant. If management’s efforts cause the Company’s results to materially exceed or lag behind the results of its peer group, total compensation may be adjusted upward or downward from the market 50th percentile. The Compensation Committee believes that this approach awards and compensates our Named Executive Officers in a manner that fairly and reasonably provides incentives for the enhancement of stockholder value, for the successful implementation of our business plan and the continuous improvement in corporate and personal performance.
During 2014, the Compensation Committee reviewed the cash compensation, performance and overall compensation package for each Named Executive Officer. It then submitted to the Board recommendations with respect to the salary, bonus and participation in equity-based compensation arrangements for each Named Executive Officer. In conducting its review of management’s recommendations, the Compensation Committee was satisfied that all recommendations complied with the Compensation Committee’s philosophy and guidelines.
Interaction Between the Compensation Committee and Management. Our CEO plays an important role in the executive compensation process and is closely involved in assessing the performance of our CFO and COO, who are our other Named Executive Officers. He also makes recommendations to the Compensation Committee regarding base salary, bonus targets, and performance goals established for the annual incentive plan, as well as weighting and equity compensation for our CFO and COO. Our CEO’s recommendations are based on his review of any market or peer group analysis data provided by our compensation consultant, an assessment of our CFO and COO’s responsibilities and individual performance, our Company performance and the compensation that companies in our peer group pay their executives in comparable positions. Our CFO also plays an important role in our executive compensation process. He makes recommendations to the Compensation Committee regarding the structure of the annual cash bonus awards program, the target size of such awards and the appropriate performance threshold, target and maximum opportunities of the program. These recommendations are drawn from his previous work experience, informal discussions with other CFOs and review of publicly filed information of other similarly-sized natural gas and oil companies regarding their bonus programs.
Role of Compensation Consultant and Market Analysis. For 2014, the Compensation Committee utilized 2013 peer company data and 2014 published survey sources supplied by Longnecker & Associates (“L&A”) in reviewing and making certain compensation decisions. For the purposes of its report, L&A’s engagement objectives in 2013 included:

•	Review total direct compensation (base salary, annual incentives and long-term incentives) for the Named Executive Officers;

•
Assess the market competitiveness of executive compensation as compared to our peer group and published surveys of other companies in the oil and natural gas industry with revenues and capital assets comparable to our revenue and capital assets; and

•	Provide conclusions and recommended considerations for current total direct compensation packages for our Named Executive Officers.
L&A’s approach to this study was based upon its experience in the design of executive compensation programs in the energy industry and external market data procured from the marketplace in which we compete for top-level talent. This experience, along with its competitive market analysis, allowed L&A to make compensation recommendations that provide us with information to attract, retain, and motivate top-level executive talent. Additionally, L&A’s recommendations were tailored to balance external market data and our internal environment to ensure fiscal responsibility.
Specifically, L&A’s approach was to gather compensation data from (a) public peer companies and (b) published salary surveys and to conduct a market comparison analysis of the gathered data. Prior to beginning its analysis, L&A reviewed the composition of our peer group to assess the continued appropriateness of the group and ensure that the included companies were still relevant for comparative purposes. Based on its review, L&A recommended that companies that had been acquired or delisted, as well as companies whose geographic scope and nature of operations differed from ours be removed. L&A also expanded the number of companies included in our peer group, which was comprised of companies with a similar production profile, revenue base and size, as measured by market capitalization. The updated peer group was approved by the

Compensation Committee as representative of the sector in which we operate. Next, L&A analyzed current total direct compensation (base salary, plus annual incentives, plus long-term incentives), as compared to the updated peer group and published survey data based on industry, size and performance. This was followed by developing conclusions and recommended considerations, which was reported to the Compensation Committee.
Companies reviewed by L&A (the “Peer Group”) included:
Abraxas Petroleum Corp.
Approach Resources, Inc.
Bonanza Creek Energy, Inc.
Callon Petroleum Company
Carrizo Oil & Gas Inc.
Contango Oil & Gas Co.
Eclipse Resources Corp.
Goodrich Petroleum Corp.
Magnum Hunter Resources Corp.
Panhandle Oil and Gas Inc.
PetroQuest Energy Inc.
Rex Energy Corporation
Triangle Petroleum Corporation
Vanguard Natural Resources, LLC
Warren Resources Inc.
Based upon 2013 comparative pay information of our peer group developed by L&A and published survey data, the Compensation Committee determined that the Named Executive Officers’ (a) 2014 base salaries were 2% above the market 50th percentile of our Peer Group for the CFO and 2% and 15% below the market 50th percentile of our Peer Group for the CEO and COO, respectively, (b) 2014 total cash compensation (base salary, plus the annual cash incentive award) approximated the market 50th percentile of our Peer Group for the CFO and were 7% and 16% below the market 50th percentile of our Peer Group for the CEO and COO, respectively, (c) 2014 long-term equity awards were 36% and 21% above the market 50th percentile of our Peer Group for the CEO and CFO, respectively, and 18% below the market 50th percentile of our Peer Group for the COO, and (d) 2014 total direct compensation (base salary, plus the annual cash incentive award, plus equity incentive awards) was 4% and 7% above the market 50th percentile of our Peer Group for the CEO and CFO, respectively, and was 19% below the market 50th percentile of our Peer Group for the COO. Based upon these findings, the Compensation Committee believes that the individual pay components and total direct compensation levels of the Named Executive Officers in 2014 approximated market competitive levels.
Though we review information regarding the compensation practices of our Peer Group of companies and the survey data just discussed, individual compensation decisions for our CFO and COO are subject to upward or downward adjustment, based on the recommendations of our CEO and a number of factors related to both corporate and individual performance. We use the data regarding the pay practices of companies in our Peer Group as a reference point and as a guide to competitiveness and reasonableness, but we do not adhere to rigid targets, based upon the compensation components of employees at companies within that group. Our present objective is to maintain total direct compensation, consisting of base salary, performance-based cash compensation and equity awards, in proximity to the market 50th percentile of our Peer Group. However, the Compensation Committee has the discretion to adjust an award upward or downward to account for individual achievement in the last fiscal year, the requirements of a particular position, and market competitiveness for a particular individual’s skills and services, among other factors.
L&A also reviewed and provided recommended considerations to the Compensation Committee on the Company's long-term incentive plan, including the amount of long-term incentives to provide the Named Executive Officers and the form in which those long-term incentive grants were provided to the Named Executive Officers.
Compensation for our Named Executive Officers and Rationale
Base Salary. Base salary represents the fixed element of the Named Executive Officers’ cash compensation. The base salary reflects results of individual negotiations, economic consideration for each individual’s level of responsibility, expertise, skills, knowledge, experience and performance and reasonable comparability of similar executive base salaries for executives employed by companies in our Peer Group. In 2014, the Compensation Committee adjusted the base salary amounts for Messrs. Porter, Gerlich and McCown. Messrs. Porter's and McCown's 2014 base salaries were less than the market 50th percentile of our Peer Group by 2% and 15%, respectively, and Mr. Gerlich's 2014 base salary was 2% above the market 50th percentile of our Peer Group.
Annual Cash Incentive Awards. Our annual cash incentive awards reflect our philosophy to reward performance. These awards provide our Named Executive Officers with an opportunity to earn an annual cash bonus based on pre-established operational and financial performance targets and an evaluation of individual performance. The 2014 targeted bonus percentage of our CEO is 89% of his respective base salary and the targeted bonus percentages of our CFO and COO are 88% of their respective base salary amounts. For 2014, the Compensation Committee approved a $1.0 million total management target cash bonus pool for our Named Executive Officers, which was based on the sum of each of our Named Executive Officer's “target bonus” opportunity expressed as a percentage of the Named Executive Officer’s base salary. The bonus pool is accrued throughout the year, and bonuses are normally paid out early in the following year. For 2014, the annual cash incentive awards for Messrs. Porter, Gerlich and McCown was 13%, 1% and 17% below the market 50th percentile of our Peer Group, respectively. The larger awards during 2014 were the result of the Company's strong 2014 operational and financial performance as compared to bonus metrics.
At the beginning of the year, and as part of our budgeting process, specific operational and financial target criteria are established by the Compensation Committee. In developing the appropriate target criteria and their respective weightings, the Compensation Committee analyzes the relative importance of each of the target criteria to our business strategy for the upcoming year. Each criterion is given a certain weighting, with 30% of the 2014 potential bonus opportunity contingent on the achievement of specific operational factors, 20% contingent on the achievement of a specific financial performance factor and 50% contingent on the achievement of additional per share operational targets and a specific market factor. During the year, operational and financial performance is measured against the criteria. Market performance is measured at December 31, 2014. Judgments that the criteria are being met or not being met may lead to an increase in the pool and an adjustment in the bonus accrual. Criteria and weightings used in 2014 were as follows:

Goal	Threshold	Target	Maximum	Actual	Weighting
Target average annual production (MMcfe/d)	56.5	62.8	69.1	61.0	10%
Target proved reserves additions (Bcfe)	85.8	95.3	104.9	307.9	10%
Average finding costs ($/Mcfe)	$2.60	$2.36	$2.12	$0.72	5%
Average controllable lifting costs ($/Mcfe)	$0.80	$0.73	$0.66	$0.84	5%
Operating cash flow ($ in millions)	$72.5	$80.5	$88.6	$65.9	20%
Operating cash flow per share	$1.15	$1.27	$1.40	$1.04	10%
Production per share (Mcfe)	0.33	0.36	0.40	0.35	20%
Reserves per share (Mcfe)	5.97	6.64	7.30	9.68	20%
If threshold targets are not met with respect to a criterion, then the portion of the bonus allocable to that criterion is not paid. At the end of the year, an approved bonus pool is calculated based on the bonus pool criteria accomplishments. The amount of the calculated bonus pool is subject to adjustment and final approval by the Compensation Committee. For 2014, management’s bonus pool target was $1.2 million. During 2014, five of the eight target goals were achieved or exceeded, with target proved reserve additions and reserves per share hitting the maximum payout. Our Named Executive Officers were entitled to receive a combined annual cash incentive payout of $1.0 million based on the achieved goals weighted bonus target.
The Compensation Committee’s policy is not to award bonuses if performance targets are not met. The Board, however, maintains the ability to award discretionary bonuses if warranted. Pursuant to Mr. Porter’s employment agreement, Mr. Porter is guaranteed a bonus equal to 20% of his annual base salary.
The 2015 metrics are expected to be materially similar to those used in 2014.
Long Term Stock-based Compensation. We believe that stock-based compensation is the most effective means of linking compensation provided to our Named Executive Officers with long-term operational success and increases in stockholder value. The Board has discretionary authority to determine granting and vesting periods of stock option, restricted common share and performance based units grants. We use stock-based compensation as a long-term vehicle for compensation because we believe:

•	Stock-based compensation aligns the interests of our Named Executive Officers with those of the stockholders by providing equity participation to our Named Executive Officers; and

•	The vesting period incorporated into stock-based compensation fosters a longer-term perspective necessary for executive retention, stability and continuity.
During 2014, the stock-based compensation granted to our Named Executive Officers consisted of a combination of restricted shares and performance-based units (“PBUs”). The 2014 grants of restricted common shares and PBUs vest in one-third increments on the first, second and third anniversaries of the grant date, a vesting period that the Compensation Committee believes is an appropriate balance between longer term incentives coupled with an element of shorter term reward. The PBUs represent a contractual right to receive shares of the Company's common stock, an amount of cash equal to the fair market value of a share of the Company's common stock, or a combination of shares of the Company's common stock and cash as of the date of settlement based on the number of PBUs to be settled. The settlement of PBUs may range from 0% to 200% of the targeted number of PBUs stated in the agreement contingent upon the achievement of certain share price appreciation targets as compared to a peer group index. The PBUs granted prior to 2015 vest equally and settlement is determined annually over a three year period. Any PBUs not vested at each measurement date expire. The Compensation Committee adheres to our policy of only granting stock-based compensation grants during open trading windows.
During 2015, our Compensation Committee approved a modification to our PBU program such that PBUs granted to our Named Executive Officers in January 2015 will vest and be measured in full following the completion of a three-year period (rather than annual measurement, which had been provided for under prior grants). This modification is intended to further align our executive officers' compensation with the long-term appreciation of the Company's stock price. In addition, the Compensation Committee approved certain changes to the payout schedule relating to the PBUs granted during 2015. However, the payout range remains at 0% to 200% and the awards granted during 2015 are otherwise materially consistent with prior PBU grants.
In 2014, Messrs. Porter, Gerlich and McCown received restricted common share grants of 116,380 shares, 52,586 shares and 43,104 shares, respectively. In addition to restricted common shares, Messrs. Porter, Gerlich and McCown received PBU grants of 116,379 units, 52,586 units and 43,103 units, respectively. The combined fair values of these grants calculated to be 286%, 221% and 182% of Messrs. Porter, Gerlich and McCown's base salaries, respectively, which placed Messrs. Porter and Gerlich 36% and 21%, respectively, above the market 50th percentile and placed Mr. McCown 18% below the market 50th percentile. The goal of the Compensation Committee has been to move more of the Named Executive Officers’ total executive compensation to variable, or “at-risk,” and thus further align the interest of the officer with the stockholders by providing the Named Executive Officers a greater stake in our long-term performance. The 2014 restricted stock and PBU grants were consistent with this goal.
Upon vesting on January 30, 2015, the second tranche of PBUs granted on January 30, 2013 to Messrs. Porter, Gerlich and McCown settled at the maximum settlement of 200%. Upon vesting on January 30, 2015, the first tranche of PBUs granted on January 31, 2014 to Messrs. Porter, Gerlich and McCown settled at 0% and no shares were issued.
All Other Compensation. The Named Executive Officers are eligible to participate on a non-discriminatory basis in the same comprehensive benefits as are offered to all full-time employees. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining executive officers and other employees.
Tax Deductions for Compensation
In conducting our executive compensation programs, the Compensation Committee considers the effects of Section 162(m) of the Internal Revenue Code, as amended (the “Code”), which denies publicly held companies a tax deduction for annual compensation in excess of $1.0 million paid to their chief executive officer or any of their three other most highly compensated executive officers, other than the chief financial officer, who are employed on the last day of a given year, unless their compensation is based on performance criteria that are established by a compensation committee which is made up of outside directors and approved, as to their material terms, by our stockholders. While the Compensation Committee generally considers the deductibility of compensation when making decisions, the Compensation Committee retains the right to pay nondeductible compensation to our named executive officers in order to maintain its flexibility in structuring appropriate compensation programs it feels to be appropriate.
Post Termination or Compensation and Benefits
Each of our Named Executive Officers is party to an employment agreement which provides for payments and benefits in connection with certain termination of employment scenarios.
In addition, we maintain a change of control severance plan (the “Severance Plan”), covering all employees, including the Named Executive Officers. The purpose of the severance plan is to promote stability and continuity of management and employees in the event a change of control transaction should occur (as defined below). Pursuant to the terms of our Severance Plan, our Named Executive Officers are entitled to receive certain post-termination compensation and benefits upon the occurrence of certain events. In order for the Named Executive Officers to receive payments under the Severance Plan, the Named Executive Officers would have to be terminated within two years of a change of control.
For additional information regarding our employment agreements and the Severance Plan, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Potential Payments upon Termination or Change of Control” below.
Consideration of Previous Stockholder Advisory Vote
In June 2014, our stockholders approved the compensation of our Named Executive Officers as described in our 2014 proxy statement, with approximately 68% of stockholder votes cast in favor of our 2014 “say-on-pay” resolution (excluding abstentions and broker non-votes). The Compensation Committee considered these results as evidence of support for our compensation program and decisions as described in our 2014 proxy statement, and as grounds for maintaining a similar approach for 2015.
Hedging Prohibitions
Our insider trading policy prohibits our Named Executive Officers from engaging in any speculative transactions involving our common shares including buying or selling puts or calls, short sales or purchases of securities on margin or otherwise hedging the risk of ownership of our stock.
Compensation Committee Report
Board of Directors of Gastar Exploration Inc.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions referred to above, the Compensation Committee recommends to the Board that the Compensation Discussion and Analysis be included in the this proxy statement on Schedule 14A.
Gastar Exploration Inc.
Compensation Committee
/s/ John H. Cassels, Chairman
/s/ Jerry R. Schuyler
/s/ John M. Selser Sr.

The above Report of the Compensation Committee of the Board does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporates this proxy statement by reference therein.
Summary Compensation and Awards
Summary Compensation Table
The following table and discussion below sets forth information about the compensation awarded to, earned by or paid to our Named Executive Officers during the years ended December 31, 2014, 2013 and 2012:

Name and Principal Position	Year	Base Salary	Bonus	Restricted Stock and PBUs (1)	All Other Compensation(3)	Total
J. Russell Porter	2014	$535,000	$472,202	$1,529,006	$10,400	$2,546,608
President and Chief	2013	$500,000	$489,378	$1,158,393	$10,200	$2,157,971
Executive Officer	2012	$500,000	$393,750	$750,000	$10,000	$1,653,750

Michael A. Gerlich	2014	$312,000	$273,380	$690,980	$10,400	$1,286,760
Senior Vice President and	2013	$300,000	$234,901	$656,111	$10,200	$1,201,212
Chief Financial Officer	2012	$300,000	$189,000	$375,000	$10,000	$874,000

Michael McCown(2)	2014	$312,000	$273,380	$566,379	$10,400	$1,162,159
Senior Vice President and	2013	$300,000	$221,851	$403,449	$10,033	$935,333
Chief Operating Officer
_______________________________

(1)
The dollar values of restricted stock and PBUs awards provided are equal to the aggregate grant date fair value of such grants awarded to Messrs. Porter and Gerlich during the years ended December 31, 2014, 2013 and 2012 and to Mr. McCown during the years ended December 31, 2014 and 2013 calculated in accordance with Accounting Standards Codification Topic 718 (“ASC 718”) prior to a deduction for estimated forfeitures related to service-based conditions. For a description of the assumptions used in calculating these amounts for 2014, see Item 8. “Financial Statements and Supplementary Data, Note 9. Equity Compensation Plans” included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(2)	Mr. McCown was appointed as an executive officer on June 7, 2013.

(3)	All other compensation includes the Company's contribution to the named executive officer's retirement plan.

Grants of Plan-Based Awards
The following table shows certain information about the restricted common stock and PBUs granted to our Named Executive Officers during the year ended December 31, 2014.

		Estimated Future Payout Under Equity Incentive Plan Awards(2)
Name	Date	Threshold	Target	Maximum	Grant Date Fair Value of PBUs(1)	All Other Equity Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Awards(1)
J. Russell Porter	1/30/2014	—	—	—	—	116,380	$675,004
J. Russell Porter	1/30/2014	—	116,379	232,758	$854,222	—	$—
Michael A. Gerlich	1/30/2014	—	—	—	—	52,586	$305,000
Michael A. Gerlich	1/30/2014	—	52,586	105,172	$385,981	—	$—
Michael McCown	1/30/2014	—	—	—	—	43,104	$250,003
Michael McCown	1/30/2014	—	43,103	86,206	$316,376	—	$—
_______________________________

(1)
The fair value of the respective restricted share and PBU grants as of the grant date is calculated in accordance with ASC 718. These shares and units are subject to a 3-year vesting schedule of 33.33% each year, beginning on the first anniversary date of the grant. Upon vesting, the PBUs can be settled at 0% to 200% depending upon our stock price performance.

(2)
The estimated future payout for PBUs assumes a target payout of 100% of units granted and a maximum payout of 200% of units granted. For additional information, see “Compensation Discussion & Analysis.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
The following is a narrative of our various compensation plans and the general terms of each:
Long-Term Incentive Plan. We maintain a long-term incentive plan which provides our Compensation Committee with the flexibility to grant different types of awards in respect of our common stock including, without limitations, stock options, restricted shares and PBUs. For 2014, our Named Executive Officers received awards in the form of restricted shares and PBUs. For a description of the terms of such awards, see “Compensation Discussion & Analysis-Long-Term Stock-Based Compensation.”
Employee Severance Plan. For the Named Executive Officers, the Severance Plan provides that if a Named Executive Officer’s employment is terminated within two years following a change of control for any reason other than (i) death, (ii) disability, (iii) by us for “cause” or (iv) by the Named Executive Officer for other than a “good reason,” the Named Executive Officer will receive a lump-sum payment equal to a multiple that is equal to the applicable severance period, as set forth in the Severance Plan, times the sum of (1) his annual salary and (2) annual target bonus.
A change of control is defined in the Severance Plan to mean (1) the consummation of a merger, consolidation, reorganization or other transaction whereby our stockholders retain less than 50% control, directly or indirectly, of us or the surviving company, (2) our incumbent directors cease to constitute a majority of the Board or (3) a sale or other disposition of all or substantially all of our assets. The Severance Plan does not change the specific, non-change of control severance payments in place under the existing employment agreements with our Named Executive Officers but does provide change of control severance benefits to the Named Executive Officers only if they are greater than the severance benefits provided under the employment agreement. The Severance Plan does not allow for any duplication of severance benefits.

The following summarizes the severance periods and target bonus percentages for the Named Executive Officers set forth in the Severance Plan, as amended:

	Severance Period In Years	Target Bonus Percentage
Chief Executive Officer	3.00	89%
Chief Financial Officer	2.50	88%
Chief Operating Officer	2.50	88%
Additionally, during the applicable severance period, Named Executive Officers would receive reimbursement for the cost of COBRA continuation health care coverage, less the amount charged at the time of termination to the employee for medical coverage.
If the Named Executive Officer receives a payment or benefit that is subject to the “golden parachute” excise tax, the Named Executive Officer will receive an additional payment under the severance plan to make him or her “whole” for that excise tax and any taxes on the additional parachute tax gross-up payment.
If the individual’s employment is terminated within six months prior to a change of control and it is reasonably shown to have been in connection with the change of control, then the change of control will be treated with respect to that employee as having occurred prior to his or her termination.
Employment Agreements. We entered into employment agreements with J. Russell Porter, our President and CEO, and Michael A. Gerlich, our CFO, effective February 24, 2005, and May 17, 2005, respectively, each amended July 25, 2008. Mr. Porter’s employment agreement was amended on February 3, 2011 to remove a provision that allowed him to trigger severance payments by providing the Company with six months’ notice. Mr. Gerlich's employment agreement was amended on April 10, 2012 (effective as of January 1, 2012) to reflect the change in his target bonus amount used for purposes of determining his severance entitlement under his employment agreement. We entered into an employment agreement with Michael McCown, our COO, effective June 19, 2014. The agreements with Messrs. Porter, Gerlich and McCown set forth, among other things, annual compensation, and adjustments thereto, minimum bonus payments, fringe benefits, termination and severance provisions. The agreements with Messrs. Porter and Gerlich renew annually; however, they may be terminated at any time with or without cause. The agreement with Mr. McCown had an initial term ending June 19, 2016 and will renew automatically thereafter for additional one-year periods; however, it may be terminated at any time with or without cause.
Mr. Porter’s employment agreement provides that he is entitled to a minimum annual bonus in an amount that may take the form of cash compensation, the award of stock or stock options, royalty rights or otherwise and that he shall receive an annual cash bonus equal to at least 20% of his annual base salary. The employment agreement further provides that such bonuses shall reflect not only the results of our operations and business, but also his contribution as President and CEO.
Mr. Gerlich’s employment agreement provides that the Compensation Committee may on a yearly basis, or more frequently, award Mr. Gerlich a discretionary bonus or bonuses based not only on the positive results of our operations and business, but Mr. Gerlich’s contribution as CFO. Such bonuses may take the form of cash compensation, the award of common shares or stock options, royalty rights or otherwise.
Mr. McCown's employment agreement provides that each year he shall be eligible to receive a cash bonus as recommended and approved by the Compensation Committee if the Company and Mr. McCown, as applicable, achieve certain performance targets established by the Compensation Committee.
Salary and Cash Bonus in Proportion to Total Compensation
The following table sets forth the percentage of each Named Executive Officer’s total compensation that we paid in the form of base salary and cash bonus (excluding long-term incentive cash awards) for the year 2014.

Base Salary and Cash Bonuses as a Percentage of Total Compensation

J. Russell Porter	40%
Michael A. Gerlich	46%
Michael McCown	51%

Outstanding Equity Awards at Fiscal Year-End for 2014
The following table sets forth information about outstanding equity awards held by our Named Executive Officers as of December 31, 2014:

		Option Awards				PBU Awards		Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of PBUs That Have Not Vested(1)	Market Value of PBUs That Have Not Vested(1)	Number of Shares of Restricted Stock That Have Not Vested	Market Value of Shares of Restricted Stock That Have Note Vested (2)
J. Russell Porter(3)	4/5/2006	30,000	—	$20.51	4/5/2016	—	—	—	—
	7/14/2006	200,000	—	$11.60	7/14/2016	—	—	—	—
	3/19/2009	30,000	—	$2.60	3/19/2019	—	—	—	—
	1/30/2013	—	—	—	—	254,655	$1,186,692	—	—
	1/30/2014	—	—	—	—	116,379	$84,957	—	—
	3/15/2011	—	—	—	—	—	—	41,966	$101,138
	1/30/2012	—	—	—	—	—	—	84,459	$203,546
	1/30/2013	—	—	—	—	—	—	323,276	$779,095
	1/30/2014	—	—	—	—	—	—	116,380	$280,476
Michael A. Gerlich(4)	1/16/2006	50,000	—	$21.60	1/16/2016	—	—	—	—
	4/5/2006	20,000	—	$20.51	4/5/2016	—	—	—	—
	7/14/2006	60,000	—	$11.60	7/14/2016	—	—	—	—
	3/19/2009	20,000	—	$2.60	3/19/2019	—	—	—	—
	1/30/2013	—	—	—	—	160,201	$746,537	—	—
	1/30/2014	—	—	—	—	52,586	$38,388	—	—
	3/15/2011	—	—	—	—	—	—	22,482	$54,182
	1/30/2012	—	—	—	—	—	—	42,230	$101,774
	1/30/2013	—	—	—	—	—	—	161,638	$389,548
	1/30/2014	—	—	—	—	—	—	52,586	$126,732
Michael McCown(5)	1/30/2013	—	—	—	—	89,080	$415,113	—	—
	1/30/2014	—	—	—	—	43,103	$31,465	—	—
	3/15/2011	—	—	—	—	—	—	12,230	$29,474
	1/30/2012	—	—	—	—	—	—	29,279	$70,562
	1/30/2013	—	—	—	—	—	—	112,069	$270,086
	1/30/2014	—	—	—	—	—	—	43,104	$103,881
_______________________________

(1)
For purposes of this table, we assumed that the unvested PBUs granted on January 30, 2013 will vest at the target of 100% with a fair value of $4.66 per unit on December 31, 2014 the unvested PBUs granted on January 30, 2014 will vest at the target of 100% with a fair value of $0.73 per unit on December 31, 2014.

(2)	The closing price of our common shares on December 31, 2014 was $2.41.

(3)
The 41,966 unvested restricted common shares granted to Mr. Porter on March 15, 2011 vest 100% on March 15, 2015. The 84,459 unvested restricted shares granted to Mr. Porter on January 30, 2012 vest 100% on January 30, 2015. The 323,276 unvested restricted shares granted to Mr. Porter on January 30, 2013 vest 50.0% on January 30, 2015 and 2016, respectively. The 116,380 unvested restricted common shares granted to Mr. Porter on January 30, 2014 vest 33.3% on January 30, 2015, 2016 and 2017, respectively.

(4)
The 22,482 unvested restricted common shares granted to Mr. Gerlich on March 15, 2011 vest 100% on March 15, 2015. The 42,230 unvested restricted shares granted to Mr. Gerlich on January 30, 2012 vest 100% on January 30,

2015. The 161,638 unvested restricted common shares granted to Mr. Gerlich on January 30, 2013 vest 50% on January 30, 2015 and 2016, respectively. The 52,586 unvested restricted common shares granted to Mr. Gerlich on January 30, 2014 vest 33.3% on January 30, 2015, 2016 and 2017, respectively.

(5)
The 12,230 unvested restricted common shares granted to Mr. McCown on March 15, 2011 vest 100% on March 15, 2015. The 29,279 unvested restricted common shares granted to Mr. McCown on January 30, 2012 vest 100% on January 30, 2015. The 112,069 unvested restricted common shares granted to Mr. McCown on January 30, 2013 vest 50% on January 30, 2015 and 2016, respectively. The 43,104 unvested restricted common shares granted to Mr. McCown on January 30, 2014 vest 33.3% on January 30, 2015, 2016 and 2017, respectively.

Stock and PBUs Vested for 2014
During the year ended December 31, 2014, our Named Executive Officers exercised no stock options. The following restricted common shares vested to the benefit of our Named Executive Officers during 2014:

	Stock Awards
Name	Grant Date	Vesting Date	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
J. Russell Porter	3/26/2010	3/26/2014	31,250	$171,875
	3/15/2011	3/15/2014	41,967	$216,969
	1/30/2012	1/30/2014	84,460	$489,868
	1/30/2013	1/30/2014	161,638	$937,500
Michael A. Gerlich	3/26/2010	3/26/2014	21,875	$120,313
	3/15/2011	3/15/2014	22,482	$116,232
	1/30/2012	1/30/2014	42,229	$244,928
	1/30/2013	1/30/2014	80,819	$468,750
Michael McCown	8/5/2010	8/5/2014	5,000	$33,250
	3/15/2011	3/15/2014	12,230	$63,229
	1/30/2012	1/30/2014	29,280	$169,824
	1/30/2013	1/30/2014	56,034	$324,997
_______________________________

(1)	Equals the closing stock price of our common shares on the day prior to the applicable vesting date multiplied by the number of restricted shares vesting on such date.

	Performance Based Units
Name	Grant Date	Vesting Date	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
J. Russell Porter	1/30/2013	1/30/2014	254,656	$1,477,005
Michael A. Gerlich	1/30/2013	1/30/2014	160,202	$929,172
Michael McCown	1/30/2013	1/30/2014	89,082	$516,676
_______________________________

(1)	The first tranche of the January 30, 2013 PBU grant vested at 200% of the amount granted.

(2)	Equals the closing stock price of our common shares on the day prior to the applicable vesting date multiplied by the number of PBUs vesting on such date.

Potential Payments Upon Termination or Change of Control
The table below discloses the amount of compensation and/or other benefits due to the Named Executive Officers in the event of their termination of employment, including, but not limited to, in connection with a change in control.
The amounts shown for Messrs. Porter, Gerlich and McCown below assume that such termination was effective as of December 31, 2014, and thus include amounts earned through such date and are estimates of the amounts that would be paid to the Named Executive Officers upon their respective termination. The actual amounts to be paid can only be determined at the time the Named Executive Officer is terminated.

Named Executive Officer and Post Termination Benefits	Termination for other than Reasonable Cause (1)	Constructive Termination and Termination in Connection with Change of Control (2)	Termination for Reasonable Cause (3)	Death (1)(4)	Disability (1)(4)
J. Russell Porter:
Salary	$2,407,500	$3,033,450	$—	$2,407,500	$2,407,500
Accrued Vacation	5,144	5,144	5,144	5,144	5,144
Paid health and medical	32,238	32,238	—	32,238	32,238
Parachute tax gross-up payment (5)	—	1,247,663	—	—	—
Equity compensation (6)	—	2,258,450	—	—	—
Total	$2,444,882	$6,576,945	$5,144	$2,444,882	$2,444,882
Michael A. Gerlich:
Salary	$1,466,400	$1,466,400	$—	$1,466,400	$1,466,400
Accrued Vacation	16,500	16,500	16,500	16,500	16,500
Paid health and medical	32,238	32,238	—	32,238	32,238
Parachute tax gross-up payment (5)	—	813,395	—	—	—
Equity compensation (6)	—	1,185,052	—	—	—
Total	$1,515,138	$3,513,585	$16,500	$1,515,138	$1,515,138
Michael McCown:
Salary	$780,000	$1,466,400	$—	$780,000	$780,000
Accrued Vacation	1,350	1,350	1,350	1,350	1,350
Paid health and medical	32,238	32,238	—	32,238	32,238
Parachute tax gross-up payment (5)	—	931,622	—	—	—
Equity compensation (6)	—	792,565	—	—	—
Total	$813,588	$3,224,175	$1,350	$813,588	$813,588
_______________________________

(1)
Per Mr. Porter’s employment agreement, if he is involuntarily terminated for any reason other than for Reasonable Cause (as defined below) and if proper notice is received, Mr. Porter will be entitled to a lump sum severance payment equal to the product of 4.5 multiplied by the highest annual base salary in effect at any time during the one year period preceding his termination. At December 31, 2014, Mr. Porter’s severance was calculated by multiplying $535,000 by 4.5. If Mr. Porter is considered a “specified employee” under Section 409A of the Code at the time of his termination, this payment will be delayed for a period of six months if necessary to avoid the additional excise tax under Section 409A of the Code. If Mr. Porter timely elects COBRA continuation coverage, he and his family will be entitled to continuation of health insurance at our expense, subject to the limitations imposed by law and our insurance plan, which is currently 18 months (the “COBRA Continuation Period”). As of December 31, 2014, the cost for health and medical coverage for Mr. Porter as an employee was $1,791 per month. Mr. Porter currently is entitled to 20 working days of vacation per year. He would receive a lump-sum cash payment of his unused vacation time of up to 10 days that are not used during each year employed. As of December 31, 2014, Mr. Porter had available 2.2 days of accrued but unused vacation pay. In addition, effective on Mr. Porter’s termination for any reason other than if Mr. Porter elects to terminate his own employment, the unvested portion of all stock options held by Mr. Porter will immediately vest and be exercisable for a period of 90 days. All other terms and conditions of his stock options will remain unchanged, including provision that all stock options will terminate 90 days after Mr. Porter’s termination. As of

December 31, 2014, Mr. Porter had no unvested stock options to acquire common shares and he had no vested stock options that were “in-the-money” that could be exercised upon his termination of employment. On December 31, 2014, he had 566,082 unvested restricted common shares, which would be canceled upon his termination. On December 31, 2014, Mr. Porter had 152,278 unvested PBUs that could potentially vest upon termination and 204,913 unvested PBUs, which would be canceled upon his termination.

Per Mr. Gerlich’s employment agreement, if he is involuntarily terminated for any reason other than for Reasonable Cause (as defined below), he will be entitled to a lump sum severance payment equal to the product of 2.5 and the sum of (1) his highest annual base salary in effect at any time during the one year period preceding his termination (at December 31, 2014, this amount was $312,000) and (2) his target bonus amount of 88% of his base salary ($274,560). If Mr. Gerlich is considered a “specified employee” under Section 409A of the Code at the time of his termination, this payment will be delayed for a period of six months if necessary to avoid the additional excise tax under Section 409A of the Code. If Mr. Gerlich timely elects COBRA continuation coverage, he and his family will be entitled to continuation of health insurance at our expense, during the COBRA Continuation Period. If Mr. Gerlich dies during the COBRA Continuation Period, his family will be entitled to continuation of health insurance at our expense, subject to the limitations imposed by law and our insurance plan. At December 31, 2014 the maximum cost over the 18-month period was $1,791 per month. In addition, Mr. Gerlich will receive a lump-sum cash payment of his unused vacation time of up to 10 days per each year employed, up to a maximum of 15 days. As of December 31, 2014, Mr. Gerlich had 12.2 days of available accrued but unused vacation pay. Per Mr. Gerlich’s stock option agreements, he will have 90 days after termination to exercise all vested options. As of December 31, 2014, Mr. Gerlich did not have any unvested options and had no vested options that were “in-the-money” that could be exercised upon his termination of employment. Additionally, on December 31, 2014, he had 278,936 unvested restricted common shares, which would be canceled upon his termination. On December 31, 2014, Mr. Gerlich had 89,494 unvested PBUs that could potentially vest upon termination and 115,157 unvested PBUs, which would be canceled upon his termination.

Per Mr. McCown's employment agreement, if he is involuntarily terminated for any reason other than for Cause (as defined below), he will be entitled to a lump sum severance payment equal to the product of 2.5 times his highest annual base salary in effect at the time of his termination (at December 31, 2014, this amount was $312,000). If Mr. McCown is considered a “specified employee” under Section 409A of the Code at the time of his termination, this payment will be delayed for a period of six months if necessary to avoid the additional excise tax under Section 409A of the Code. If Mr. McCown timely elects COBRA continuation coverage, he and his family will be entitled to continuation of health insurance at our expense, during the COBRA Continuation Period. If Mr. McCown dies during the COBRA Continuation Period, his family will be entitled to continuation of health insurance at our expense, subject to the limitations imposed by law and our insurance plan. At December 31, 2014 the maximum cost over the 18-month period was $1,791 per month. In addition, Mr. McCown will receive a lump-sum cash payment of his unused vacation time of up to 10 days per each year employed, up to a maximum of 15 days. As of December 31, 2014, Mr. McCown had 1 day of available accrued but unused vacation pay. On December 31, 2014, Mr. McCown had 196,682 unvested restricted common shares, which would be canceled upon his termination. On December 31, 2014, Mr. McCown had 53,999 unvested PBUs that could potentially vest upon termination and 73,275 unvested PBUs, which would be canceled upon his termination.

(2)
The Severance Plan provides that if an employee incurs an involuntary termination within a two-year period following a change of control (or, in certain limited circumstances, during the six month period prior to a change of control), covered employees, including Named Executive Officers, will receive a lump-sum cash payment equal to the applicable severance period times the sum of the covered employee’s annual pay and target bonus, contingent on the employee executing a full release and settlement agreement. Mr. Porter’s severance period is 3 years, and his annual salary and 89% target bonus at December 31, 2014 were $535,000 and $476,150, respectively. Mr. Gerlich’s severance period is 2.5 years, and his annual salary and 88% target bonus at December 31, 2014 were $312,000 and $274,560, respectively. Mr. McCown’s severance period is 2.5 years, and his annual salary and 88% target bonus at December 31, 2014 were $312,000 and $274,560, respectively. The Employee Severance Plan provides that if there is a change of control, covered employees, including Named Executive Officers, will be eligible to receive reimbursement of COBRA costs. Other termination or severance compensation is determined by the individual Named Executive Officer’s employment agreement. The Severance Plan does not change the specific, non-change of control severance payments in place under the existing employment agreements with our Named Executive Officers but does provide change of control severance benefits to the Named Executive Officers only if they are greater than the severance benefits provided under the employment agreement. The Severance Plan does not allow for any duplication of severance benefits. Additionally, the award agreements for the Named Executive Officers restricted stock, PBUs and stock option agreements provide for the acceleration of vesting upon a change of control, thus the amounts in the table above reflect the acceleration of the outstanding restricted stock and PBUs awards each Named

Executive Officer held as of December 31, 2014. As of December 31, 2014, no stock option awards were unvested so no value has been included in the table above with respect to the accelerated vesting of stock options.

(3)
Per their respective employment agreements, we are not obligated to pay any amounts to Messrs. Mr. Porter, Gerlich or McCown other than accrued and unused vacation days and their pro-rata base salary through the date of his termination of employment, as a result of a termination for Reasonable Cause (as defined below). Only the stock options held by Messrs. Porter and Gerlich that were already vested as of December 31, 2014, would remain eligible for exercise following his termination of employment.

(4)
Per their respective employment agreements, if Messrs. Porter’s, Gerlich’s or McCown’s employment terminates due to death, his eligible beneficiary will be entitled to receive his severance payment as described in Footnote 1 above. If Messrs. Porter’s, Gerlich’s or McCown’s employment terminates due to Disability (as defined below), he shall be entitled to receive a severance payment in the form and amount as determined in Footnote 1 above.

(5)
Our Severance Plan provides that if the Named Executive Officer receives a payment or benefit that is subject to the “golden parachute” excise tax, the Named Executive Officers will receive an additional payment under the severance plan to make him or her “whole” for that excise tax and any taxes on the additional parachute tax gross-up payment (the “gross-up payment”). If the total payments provided to an individual that were contingent on a change in control exceed three times an individual’s “base amount,” that individual is considered to be receiving a “parachute payment.” If the individual is considered to have received a “parachute payment,” then a tax will be imposed on any “excess parachute payment” amount, which is the amount in excess of one times the individual’s “base amount.” To determine Messrs. Porter’s and Gerlich’s amount of the gross-up payment, Messrs. Porter’s and Gerlich’s “base amount” was calculated using the five-year average of his compensation for the years 2010-2014. In making the calculation, the following assumptions were used: (a) the change of control occurred on December 31, 2014, (b) the closing price of our stock was $2.41 on such date, (c) the excise tax rate under Section 4999 of the Code is 20%, the federal income tax rate is 35%, the Medicare rate is 1.45%, the adjustment to reflect the phase-out of itemized deductions is 1.05%, and there is no state or local income taxes, (d) no amounts will be discounted as attributable to reasonable compensation, (e) all cash severance payments are contingent upon a change of control, (f) the presumption required under applicable regulations that the equity awards granted were contingent upon a change of control could be rebutted. To determine Mr. McCown’s amount of the gross-up payment, Mr. McCown’s “base amount” was calculated using the average of the 2010-2014 compensation. In making the calculation, the following assumptions were used: (a) the change of control occurred on December 31, 2014, (b) the closing price of our stock was $2.41 on such date, (c) the excise tax rate under Section 4999 of the Code is 20%, the federal income tax rate is 35%, the Medicare rate is 1.45%, the adjustment to reflect the phase-out of itemized deductions is 1.05%, and 6% state or local income taxes, (d) no amounts will be discounted as attributable to reasonable compensation, (e) all cash severance payments are contingent upon a change of control, (f) the presumption required under applicable regulations that the equity awards granted were contingent upon a change of control could be rebutted.

(6)
The award agreements for the Named Executive Officers restricted stock, PBUs and stock options agreements provide for the acceleration of vesting upon a change of control, thus the amounts in the table above reflect the acceleration of the outstanding PBUs and restricted stock awards each Named Executive Officer held as of December 31, 2014. As of December 31, 2014, no stock option awards were unvested so no value has been included in the table above with respect to the accelerated vesting of stock options. The amount shown is the product of the number of restricted shares and PBUs held by the Named Executive Officer times the closing price of our common shares on December 31, 2014 or $2.41 per common share.

The employment agreements of Messrs. Porter, Gerlich and McCown generally use the following terms:
“Reasonable Cause” or “Cause” means any of the following (a) an act or omission that amounts to dishonesty, disloyalty, fraud, deceit, gross negligence, willful misconduct or recklessness, including the willful violation of any of our policies or procedures; (b) a felony conviction (or, in the case of Mr. McCown, any crime involving moral turpitude); (c) a breach of any material term of the employment agreement; (d) the refusal to perform any services that the Named Executive Officer is required to perform under the employment agreement; or (e) with respect to Mr. Porter’s agreement only, an act that is determined by the vote of two-thirds of the stockholders to constitute “Reasonable Cause” or to be detrimental to our best interests.
“Disability” means the inability to perform the functions essential to the Named Executive Officer’s position with or without accommodation during a continuous 12 month period, due to physical or mental illness of the Named Executive Officer. The date of disability is the last day of the 12-month period. Successive periods of illness or injury that are due to the same or related causes are considered one period of disability unless the Named Executive Officer returns to work full-time for three successive months.

Under Mr. Gerlich’s employment agreement, a “change of control” occurs as a result of a sale of all or substantially all of our assets, purchase of over 50% of our stock, or through merger, consolidation, corporate restructuring or otherwise.
The Severance Plan generally uses the following terms:
“Change of Control” means (1) the consummation of a merger, consolidation, reorganization or other transaction whereby our stockholders retain less than 50% control, directly or indirectly, of us or the surviving company, (2) our incumbent directors cease to constitute a majority of the Board or (3) a sale or other disposition of all or substantially all of our assets, or (4) the Board’s adoption of a plan of dissolution or liquidation for us.
“Involuntary Termination” means any termination of employment that occurs within two years following a Change of Control (or, in certain limited circumstances, during the six months prior to such Change of Control) and which (1) is by us other than for cause (but excluding a termination due to the employee’s failure to accept comparable employment), or (2) is by the employee for Good Reason. An “Involuntary Termination” does not include: (a) a termination of the employee by us for cause, (b) a termination of the employee due to his death or disability, (c) a voluntary resignation by the employee other than for Good Reason, or (d) any termination of the employee by the employer as a result of the employee declining to accept an offer of comparable employment with a successor employer.
“Good Reason” means the occurrence of any of the following events after a Change of Control: (1) relocating the covered employee’s place of employment without his consent to a place that would constitute a material change in his place of employment, (2) reducing the covered employee’s annual base salary or (3) a substantial reduction in the covered employee’s position or responsibilities. In certain circumstances, the occurrence of one of these events within six months prior to the Change of Control may be Good Reason.
The Severance Plan provides that if any payment made, or benefit provided, to or on behalf of a covered employee pursuant to the plan or otherwise (“Payments”) results in a covered employee being subject to the excise tax imposed by Section 4999 of the Code (or any successor or similar provision) (“Excise Tax”), we shall, as soon as administratively practicable, pay such covered employee an additional amount in cash (the “Additional Payment”) such that after payment by the covered employee of all taxes, including, without limitation, any taxes imposed on the Additional Payment, such Covered Employee retains an amount of the Additional Payment equal to the Excise Tax imposed on the Payments. Such determinations shall be made by our independent certified public accounting firm.
Mr. Porter’s employment agreement contains a confidentiality provision applicable both during the term of his employment and following his termination of employment. Pursuant to the confidentiality provision, Mr. Porter agrees to hold in confidence and not disclose any confidential information about our business, except as required in the ordinary course of performing his employment duties with us. A breach of this confidentiality provision could result in a Reasonable Cause termination. Mr. Porter’s employment agreement further provides that, for a period of two years after his termination of employment with us for a reason other than Reasonable Cause (six months if terminated for Reasonable Cause). Mr. Porter shall not compete with us directly or indirectly.
Mr. Gerlich’s employment agreement provides that, unless specifically pre-approved by the CEO in writing, which approval may not be unreasonably withheld, Mr. Gerlich will not directly compete (as defined in the employment agreement) with us for a period of two years following his termination of employment.
Mr. McCown's employment agreement provides for non-competition and non-solicitation covenants which are in effect during the term of his employment and for a one-year period thereafter.
Risk Assessment
The Compensation Committee uses the structural elements set forth in our Compensation Discussion & Analysis to establish compensation that will provide sufficient incentives for Named Executive Officers to drive results while avoiding unnecessary or excessive risk taking that could harm the long-term value of the Company. During 2014, the Compensation Committee reviewed the Company’s assessment of risk created by the Company’s compensation policies and practices, which was conducted with guidance from the independent compensation consultant. The Compensation Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

DIRECTORS’ COMPENSATION
For the year ended December 31, 2014, non-employee directors received the following fees:

•	$3,750 per month, paid semi-annually;

•	An aggregate of $25,000 per year for the Chairman of the Board;

•	An aggregate of $15,000 for the Chairman of the Audit Committee;

•	An aggregate of $9,000 per year for the Chairman of the Compensation Committee;

•	An aggregate of $7,500 for the Chairman of the Nominating and Corporate Governance Committee; and

•	$1,550 for each meeting of the Board attended in person, $1,000 for each meeting attended telephonically and $1,000 for each committee meeting attended in person.
We also grant to our non-employee directors restricted common shares under our stock-based compensation plan in addition to their specified cash compensation to be paid as directors. These grants are, in part, to compensate our directors for the strict regulatory role in which they have to operate and to provide them with incentives to remain as a director by offering them a long-term stake in our potential future value.
The following table shows certain information about non-employee director compensation for the year ended December 31, 2014:
Director Compensation Table

Director	Fees Earned or Paid in Cash	Shares of Common Stock(1)	Total
John H. Cassels	$67,750	$100,000	$167,750
Randolph C. Coley	$69,800	$100,000	$169,800
Stephen A. Holditch	$23,850	$200,000	$223,850
Robert D. Penner	$74,700	$100,000	$174,700
Jerry R. Schuyler	$24,850	$200,000	$224,850
John M. Selser	$86,300	$100,000	$186,300
_______________________________

(1)
Amounts reflect the grant date fair value of restricted common stock grants awarded to each of our outside directors during the year ended December 31, 2014, calculated in accordance with ASC 718 prior to a deduction for estimated forfeitures related to service-based vesting conditions.

The following table sets forth information about outstanding equity awards held by our Directors as of December 31, 2014:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Restricted Stock That Have Not Vested	Market Value of Shares of Restricted Stock That Have Not Vested(1)
John H. Cassels(2)	3/15/2011	—	—	—	—	4,496	$10,835
	1/30/2012	—	—	—	—	8,446	$20,355
	1/30/2013	—	—	—	—	43,103	$103,878
	11/11/2013	—	—	—	—	8,667	$20,887
	1/30/2014	—	—	—	—	17,241	$41,551
Randolph C. Coley(3)	1/14/2010	40,000	—	$4.27	1/14/2020	—	—
	3/15/2011	—	—	—	—	4,496	$10,835
	1/30/2012	—	—	—	—	8,446	$20,355
	1/30/2013	—	—	—	—	43,103	$103,878
	11/11/2013	—	—	—	—	8,667	$20,887
	1/30/2014	—	—	—	—	17,241	$41,551
Stephen A. Holditch(4)	8/8/2014	—	—	—	—	32,206	$77,616
Robert D. Penner(5)	7/9/2007	40,000	—	$10.95	7/9/2017	—	—
	3/19/2009	15,000	—	$2.60	3/19/2019	—	—
	3/15/2011	—	—	—	—	4,496	$10,835
	1/30/2012	—	—	—	—	8,446	$20,355
	1/30/2013	—	—	—	—	43,103	$103,878
	11/11/2013	—	—	—	—	8,667	$20,887
	1/30/2014	—	—	—	—	17,241	$41,551
Jerry R. Schuyler(6)	8/8/2014	—	—	—	—	32,206	$77,616
John M. Selser Sr.(7)	3/30/2007	40,000	—	$10.85	3/30/2017	—	—
	7/3/2007	20,000	—	$11.00	7/3/2017	—	—
	3/19/2009	15,000	—	$2.60	3/19/2019	—	—
	3/15/2011	—	—	—	—	4,496	$10,835
	1/30/2012	—	—	—	—	8,446	$20,355
	1/30/2013	—	—	—	—	43,103	$103,878
	11/11/2013	—	—	—	—	17,333	$41,773
	1/30/2014	—	—	—	—	17,241	$41,551
_______________________________

(1)	The closing price of our common shares on December 31, 2014 was $2.41.

(2)
The 4,496 unvested restricted common shares granted to Mr. Cassels on March 15, 2011 vest 100% on March 15, 2015. The 8,446 unvested restricted shares granted to Mr. Cassels on January 30, 2012 vest 100% on January 30, 2015. The 43,103 unvested restricted common shares granted to Mr. Cassels on January 30, 2013 vest 50% on January 30, 2015 and 2016, respectively. The 8,667 unvested restricted common shares granted to Mr. Cassels on November 11, 2013 vest 50% on November 11, 2015 and 2016, respectively. The 17,241 unvested restricted common shares granted to Mr. Cassels on January 30, 2014 vest 33.3% on January 30, 2015, 2016 and 2017, respectively.

(3)
The 4,496 unvested restricted common shares granted to Mr. Coley on March 15, 2011 vest 100% on March 15, 2015. The 8,446 unvested restricted common shares granted to Mr. Coley on January 30, 2012 vest 100% on January 30, 2015. The 43,103 unvested restricted common shares granted to Mr. Coley on January 30, 2013 vest 50% on January 30, 2015 and 2016, respectively. The 8,667 unvested restricted common shares granted to Mr. Coley on November 11, 2013 vest 50% on November 11, 2015 and 2016, respectively. The 17,241 unvested restricted common shares granted to Mr. Coley on January 30, 2014 vest 33.3% on January 30, 2015, 2016 and 2017, respectively.

(4)	The 32,206 unvested restricted common shares granted to Mr. Holditch on August 8, 2014 vest 33.3% on August 8, 2015, 2016 and 2017, respectively.

(5)
The 4,496 unvested restricted common shares granted to Mr. Penner on March 15, 2011 vest 100% on March 15, 2015. The 8,446 unvested restricted common shares granted to Mr. Penner on January 30, 2012 vest 100% on January 30, 2015. The 43,103 unvested restricted common shares granted to Mr. Penner on January 30, 2013 vest 50% on January 30, 2015 and 2016, respectively. The 8,667 unvested restricted common shares granted to Mr. Penner on November 11, 2013 vest 50% on November 11, 2015 and 2016, respectively. The 17,241 unvested restricted common shares granted to Mr. Penner on January 30, 2014 vest 33.3% on January 30, 2015, 2016 and 2017, respectively.

(6)	The 32,206 unvested restricted common shares granted to Mr. Schuyler on August 8, 2014 vest 33.3% on August 8, 2015, 2016 and 2017, respectively.

(7)
The 4,496 unvested restricted common shares granted to Mr. Selser on March 15, 2011 vest 100% on March 15, 2015. The 8,446 unvested restricted common shares granted to Mr. Selser on January 30, 2012 vest 100% on January 30, 2015. The 43,103 unvested restricted common shares granted to Mr. Selser on January 30, 2013 vest 50% on January 30, 2015 and 2016, respectively. The 17,333 unvested restricted common shares granted to Mr. Selser on November 11, 2013 vest 50% on November 11, 2015 and 2016, respectively. The 17,241 unvested restricted common shares granted to Mr. Selser on January 30, 2014 vest 33.3% on January 30, 2015, 2016 and 2017, respectively.

For the year ending December 31, 2015, non-employee directors are expected to receive the fees listed below. The annual retainer fees are to be paid semi-annually in arrears including meeting fees for the prior quarters.

Annual director retainer	$70,000
Chairman of Board annual retainer	$35,000
Chairman of Audit Committee annual retainer	$15,000
Chairman of Compensation Committee annual retainer	$10,000
Chairman of Nominating and Corporate Governance Committee annual retainer	$10,000
Chairman of Reserves Review Committee	$10,000
There will be no additional amounts paid for meeting or committee attendance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information about the beneficial ownership of common stock and preferred stock by:

•	Each of our directors;

•	Each of our executive officers, as listed in the Summary Compensation Table, set forth under “Executive Compensation;”;

•	All of our executive officers and directors as a group; and

•	Each person known to us to be the beneficial owner of more than 5% of our outstanding common shares.
The table below is based upon information supplied by executive officers, directors, principal stockholders and from documents filed with the SEC. Applicable percentages are based on 80,145,775 shares of common stock, 4,045,000 shares of Series A Preferred Stock and 2,140,000 shares of Series B Preferred Stock outstanding on April 1, 2015. To the knowledge of our directors and executive officers, as of April 1, 2015, no person, firm or corporation owns, directly or indirectly, or exercise control or direction over voting securities carrying more than 5% of the voting rights attached to any class of our voting securities, except as indicated below. Unless otherwise stated and subject to community property laws where applicable, management believes that all persons named in the following table have sole voting and investment power over all shares of common and preferred stock reported as beneficially owned by them.

	Common Stock		Series A Preferred Stock		Series B Preferred Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding
Our greater than 5% stockholders:
Global Undervalued Securities Master Fund, L.P.(1)	6,256,580	7.8%
301 Commerce Street, Suite 1900
Fort Worth, Texas 76109
BlackRock, Inc.(2)	4,189,832	5.2%
55 East 52nd Street
New York, NY 10022
Our non-employee directors (3):
John H. Cassels (4)	160,375	*	—	—%	—	—%
Randolph C. Coley (5)	207,006	*	—	—%	—	—%
Stephen A. Holditch(6)	100,823	*	—	—%	—	—%
Robert D. Penner (7)	262,874	*	—	—%	—	—%
Jerry R. Schuyler(8)	73,873	*	—	—%	—	—%
John M. Selser Sr.(9)	295,554	*	3,000	*	—	—%
Our executive officers(2):
J. Russell Porter, President and Chief Executive Officer(10)	2,784,895	3.5%	7,459	*	2,000	*
Michael A. Gerlich, Senior Vice President and Chief Financial Officer(11)	1,324,438	1.7%	2,525	*	2,000	*
Michael McCown, Senior Vice President and Chief Operating Officer(12)	764,287	*	11,655	*	1,535	*
Our directors and executive officers, as a group (9 persons)	5,799,429	7.2%	24,639	*	5,535	*
_______________________________

* Less than 1%.

(1)
Based upon a Schedule 13D filed in respect of Gastar Exploration Inc. on January 22, 2015, as amended. Voting and dispositive power is shared with Kleinheinz Capital Partners, Inc., John B. Kleinheinz and Fred N. Reynolds.

(2)	Based upon a Schedule 13G filed in respect of Gastar Exploration Inc. on February 3, 2015.

(3)
The contact address for our directors and executive officers is 1331 Lamar Street, Suite 650, Houston, Texas 77010. Individuals holding unvested restricted common shares have the right to vote those common shares.

(4)
As of April 1, 2015, Mr. Cassels owned 76,994 common shares directly and beneficially held 83,381 unvested restricted common shares. Individuals holding unvested restricted common shares have the right to vote those common shares.

(5)
As of April 1, 2015, Mr. Coley owned 83,625 common shares directly, beneficially held 83,381 unvested restricted common shares and held stock options to purchase 40,000 common shares, all of which currently are vested and exercisable as of April 1, 2015 regardless of trading price. Individuals holding unvested restricted common shares have the right to vote those common shares.

(6)
As of April 1, 2015, Mr. Holditch owned 26,950 common shares directly and beneficially held 73,873 unvested restricted common shares. Individuals holding unvested restricted common shares have the right to vote those common shares.

(7)
As of April 1, 2015, Mr. Penner owned 124,494 common shares directly, beneficially held 83,380 unvested restricted common shares, and held stock options to purchase 55,000 common shares, all of which currently are vested and exercisable as of April 1, 2015 regardless of trading price. Individuals holding unvested restricted common shares have the right to vote those common shares.

(8)	As of April 1, 2015, Mr. Schuyler beneficially held 73,873 unvested restricted common shares. Individuals holding unvested restricted common shares have the right to vote those common shares.

(9)
As of April 1, 2015, Mr. Selser owned 121,908 common shares directly, beneficially held 92,046 unvested restricted common shares and 6,600 common shares in trust, and held stock options to purchase 75,000 common shares, all of which currently are vested and exercisable as of April 1, 2015 regardless of trading price. Individuals holding unvested restricted common shares have the right to vote those common shares. Additionally, as of April 1, 2015, Mr. Selser directly owned 3,000 shares of Gastar 8.625% Series A Cumulative Preferred Stock.

(10)
As of April 1, 2015, Mr. Porter owned 1,357,840 common shares directly, beneficially held 525,684 unvested restricted common shares and 150,000 common shares in trust and held stock options to purchase 260,000 common shares, all of which currently are vested and exercisable as of April 1, 2015 regardless of trading price. As of April 1, 2015, Mr. Porter also held 491,371 unvested PBUs. Individuals holding unvested restricted common shares have the right to vote those common shares. Additionally, as of April 1, 2015, Mr. Porter directly owned 7,459 shares of Gastar USA 8.625% Series A Cumulative Preferred Stock and 2,000 shares of Gastar 10.75% Series B Cumulative Preferred Stock.

(11)
As of April 1, 2015, Mr. Gerlich owned 672,569 common shares directly, beneficially held 251,295 unvested restricted common shares and held stock options to purchase 150,000 common shares, all of which currently are vested and exercisable as of April 1, 2015 regardless of trading price. As of April 1, 2015, Mr. Gerlich also held 250,574 unvested PBUs. Individuals holding unvested restricted common shares have the right to vote those common shares. Additionally, as of April 1, 2015, Mr. Gerlich directly owned 2,525 shares of Gastar 8.625% Series A Cumulative Preferred Stock and 2,000 shares of Gastar 10.75% Series B Cumulative Preferred Stock.

(12)
As of April 1, 2015, Mr. McCown owned 314,574 common shares directly, beneficially held 230,605 unvested restricted common shares and held 219,108 unvested PBUs. Individuals holding unvested restricted common shares have the right to vote those common shares. Additionally, as of April 1, 2015, Mr. McCown directly owned 11,655 shares of Gastar 8.625% Series A Cumulative Preferred Stock and 1,535 shares of Gastar 10.75% Series B Cumulative Preferred Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Board has adopted a formal written related party policy. These written policies and procedures for review, approval or ratification of related party transactions fall within the responsibilities of the Audit Committee. The Audit Committee reviews and approves all related party transactions. In the course of its review, the Audit Committee considers, among other factors it deems appropriate, (1) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (2) the extent of the related party's interest in the transaction and (3) whether the transaction is material to the Company. As a matter of course, any Audit Committee member that cannot be viewed as independent with respect to the transaction at issue will withhold his vote and declare his interest in the transaction.
SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of our common shares to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file.
To our knowledge, based on our review of the copies of such reports and written representations that no other reports were required, we believe that all such filing requirements were complied with during the fiscal year ended December 31, 2014, except that on December 2, 2014, a late Form 4 was filed with respect to Mr. McCown's forfeiture of shares to meet tax obligations in connection with the vesting of restricted stock.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
During the year ended December 31, 2014, Messrs. Cassels, Coley and Selser each served as members of the Compensation Committee during all of the year and Mr. Schuyler served from his election on August 8, 2014 to December 31, 2014. None of these directors is or has ever served as one of our officers or employees. None of our executive officers serves or has served as a director or member of a board of directors or compensation committee (or committee performing similar functions) of any other entity, one or more of whose executive officers serve on the Board or Compensation Committee.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information regarding securities authorized for issuance under our equity compensation plan as of December 31, 2014:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders - stock options	866,600	$11.75	5,428,108
Equity compensation plans approved by security holders - PBUs(1)	990,658	n/a	6,418,766
Equity compensation plans not approved by security holders	—	—	—
Total	1,857,258	5.49	6,418,766
_______________________________

(1)	Number of shares shown with respect to performance based units reflects the number of shares issuable upon settlement at 100% of target performance.

BOARD’S ROLE IN OVERSIGHT OF RISK MANAGEMENT
Risk is inherent in business, and it is the responsibility of the senior management to develop and implement the Company’s short and long-term objectives and to identify, evaluate, manage and mitigate the risks inherent in seeking to achieve those objectives. The Board is actively involved in oversight of risks that could affect us and works with management to ensure that it has in place processes for dealing appropriately with risk.
Board oversight is conducted in part through its committees. In particular, the Audit Committee is charged with oversight of our risks relating to finance, legal, regulatory and accounting compliance and is updated at least quarterly on our compliance with internal controls. The Board satisfies its oversight responsibility through full reports by each committee chairman regarding the committee’s considerations and actions, as well as through reports from officers responsible for oversight of our particular risks. In addition, we have internal audit systems in place to review adherence to established policies and procedures. The Nominating & Governance Committee receives updates and advice from management and outside advisors regarding the Company’s procedures for complying with corporate governance regulations, as well as with respect to the Company’s governance structure and protections. This Committee also reviews the Company’s Corporate Governance Guidelines at least annually to further the Company’s goal of providing effective governance. The Compensation Committee receives updates and advice on the ongoing advisability of the Company’s compensation practices from both management and its independent consultant. The Reserves Review Committee monitors the integrity of our reserve estimates and related disclosures. Each of the Board’s committees reports regularly to the Board on risk-related matters within its responsibilities.

INDEPENDENT ACCOUNTANTS, FEES AND POLICIES
The Board has determined, upon the recommendation and approval of the Audit Committee, to appoint BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2015.
Representatives of BDO USA, LLP are expected to be present at the Annual Meeting and available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.
Summary of Audit Fees
Aggregate fees billed for professional services rendered to us by BDO USA, LLP, our principal independent registered public accounting firm, for the years ended December 31, 2014 and 2013 were:

	For the Years Ended December 31,
	2014	2013
	(in thousands)
Audit fees	$365	$609
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$365	$609
The audit fees for the years ended December 31, 2014 and 2013 were primarily for professional services rendered in connection with the audit of our consolidated financial statements; fees related to our compliance with the Sarbanes-Oxley Act of 2002; and services rendered in connection with quarterly reviews of financial statements and various documents filed with various governmental agencies. Audit fees for 2014 include $34,000 of audit services related to arbitration settlement and financing activities and audit fees for 2013 include approximately $273,000 of audit services related to financing and acquisition activities.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm prior to its engagement with respect to such services. In addition to separately approved services, the Audit Committee’s pre-approval policy provides for pre-approval of certain audit and non-audit services provided by our independent registered public accounting firm.

PARTICULARS OF MATTERS TO BE ACTED UPON AT THE ANNUAL MEETING

Proposal 1.	Election of the Board
As of the Record Date, the Board consists of seven (7) directors. The term of each director currently serving on the Board will expire on the date of the Annual Meeting. Based upon the recommendation of the Nominating & Governance Committee, Messrs. Porter, Cassels, Coley, Holditch, Penner, Schuyler and Selser have been nominated for election to the Board at the Annual Meeting.
If any nominee should become unavailable for election, your proxy may be voted for a substitute nominee selected by the Board, or the Board’s size may be reduced accordingly. The Board is unaware of any circumstances likely to render any nominee unavailable. Once elected, our directors hold office until our next annual meeting of stockholders, until successors are elected and qualified or until their earlier resignation of removal.
As discussed in more detail under the heading “Corporate Governance” on page 6 of this Proxy Statement, in evaluating individual directors, the Board and the Nominating & Governance Committee consider the particular experiences, qualifications, attributes and skills of that person to determine whether he should serve as one of our directors, as well as the composition of the Board as a whole. The biographies of each of the nominees below contain information as of April 1, 2015 regarding the person’s service as our director, business experience, other director positions held currently or at any time during the last five years and information regarding involvement in certain legal or administrative proceedings over the past 10 years, if applicable. The biographies also highlight the particular experiences, qualifications, attributes or skills that caused the Nominating & Governance Committee and the Board to conclude that the person should serve as a director of the Company.
J. Russell Porter, 53, has been a member of the Board and has served as our President and Chief Executive Officer since February 2004. From August 2006 until January 2010, he also served as Chairman of the Board. From September 2000 to February 2004, he served as our Chief Operating Officer. Mr. Porter has an energy focused background, with approximately 23 years of oil and natural gas exploration and production experience and five years of banking and investment experience specializing in the energy sector. From April 1994 to September 2000, Mr. Porter served as an Executive Vice President of Forcenergy, Inc., a publicly-traded exploration and production company, where he was responsible for the acquisition and financing of the majority of its assets across the United States and Australia. He currently is a director of Caza Oil & Gas, Inc., a publicly-traded exploration and development company listed on the Toronto Stock Exchange and the London AIM exchange and director of Petrel Energy Ltd., a publicly-traded exploration and development company listed on the Australian Securities Exchange. He has held no other directorship positions in publicly-traded companies during the last five years. Mr. Porter holds a Bachelor of Science degree in Petroleum Land Management from Louisiana State University and a MBA from the Kenan-Flagler School of Business at the University of North Carolina at Chapel Hill. Mr. Porter was chosen as a director nominee because he is our Chief Executive Officer and has proven management skills. He has extensive knowledge of the natural gas and oil industry and experience in managing natural gas and oil assets as well as relationships with chief executives and other senior management of natural gas and oil companies and oilfield service companies throughout the United States. Mr. Porter actively participates in all facets of our business and has a significant influence on both its business strategy and daily operations. Mr. Porter resides in Houston, Texas, USA.
John H. Cassels, 67, was elected to the Board effective March 8, 2011. Mr. Cassels is a Chartered Accountant with 38 years of direct experience in the Canadian oil and natural gas industry, having been a senior officer and director of ten junior oil and natural gas companies. On July 1, 2011, he was appointed to the position of Vice President, Chief Financial Officer and Secretary of Cascade Resources Inc., a private junior oil and natural gas exploration company based in Calgary, Alberta. On December 15, 2011, Cascade Resources Inc. was amalgamated with Northern Spirit Resources Inc., a publicly traded oil and natural gas company listed on the Toronto Stock Exchange. Prior to that appointment, he served as a partner and Chief Financial Officer of Purdy Partners Inc., a private equity/merchant bank in Calgary, Alberta, a position he held from December 2009 to July 2011. From September 2008 until November 2009, Mr. Cassels was a financial consultant to a Canadian oil and gas exploration company operating in both Argentina and Canada. From 2007 through September 2008, he served as a Director of World Cup Operations/Alpine Canada, which organized Alpine test events for the 2010 Olympic Winter Games in Vancouver. From 2003 through 2007, he was a founding shareholder, Chief Executive Officer and director of Highview Resources, a publicly-traded company that built a significant inventory of oil and natural gas prospects in Alberta and Saskatchewan. Mr. Cassels holds a Bachelor of Arts degree from Bishop's University in Sherbrooke, Québec. Mr. Cassels resides in Calgary, Alberta, Canada. Mr. Cassels was chosen as a director nominee because of his valuable financial expertise and extensive knowledge of the oil and gas industry. His business and management expertise from his position as an executive officer and director of many companies also provides the Board with important perspectives on key corporate governance matters.
Randolph C. Coley, 68, was appointed to the Board in January 2010. Mr. Coley is currently retired and has been since the end of 2008. From 1999 until his retirement at the end of 2008, Mr. Coley was a partner in the Houston, Texas office of the law firm of King & Spalding LLP, where his practice was concentrated in the areas of corporate and securities law. Previously, he served as Executive Managing Director and Head of Investment Banking for Morgan Keegan & Company, Inc. and was a partner in King & Spalding LLP's Atlanta office. He is a director of Deltic Timber Corporation, a publicly-traded natural resources company engaged primarily in the growing and harvesting of timber and the manufacture and marketing of lumber, a position he has held since 2007. Additionally, he is a member of the audit and the nominating and corporate governance committees of that organization. He is also a director of Trade Street Residential, Inc. (“Trade Street”), a real estate investment trust that develops and owns residential apartments. Mr. Coley is a member of the audit committee and chairs the nominating and corporate governance committee of Trade Street. He has held no other directorship positions in publicly-traded companies during the last five years. Mr. Coley earned his undergraduate degree from Vanderbilt University and graduated with a law degree from Vanderbilt School of Law. Mr. Coley resides in Atlanta, Georgia, USA. Mr. Coley was chosen as a director nominee because of his extensive business and legal background and his keen understanding of various corporate governance matters that he has attained through his representation of and service on other public company boards
Stephen A. Holditch, 68, became a member of the Board effective August 8, 2014. Dr. Holditch is a Professor Emeritus in the Harold Vance Department of Petroleum Engineering at Texas A&M University, having retired from the University on January 31, 2013. Dr. Holditch was the Director of the Texas A&M University Energy Institute from 2011 to 2012. From January 2004 to January 2012, Dr. Holditch was head of the Harold Vance Department of Petroleum Engineering at Texas A&M University. In 1995, Dr. Holditch was elected to the National Academy of Engineering, the highest professional honor awarded to an engineer for his innovative work in developing low permeability gas reservoirs. From 1977 to 1997, Dr. Holditch was the President of S.A. Holditch & Associates, Inc., a company specializing in evaluations, completions and stimulation of tight gas reservoirs, to include sandstones, coal seams and shale formations. Schlumberger purchased S.A. Holditch & Associates, Inc. in 1997 and Dr. Holditch worked for Schlumberger as an advisor to top level management until 2004. Dr. Holditch was previously on the board of directors at Matador Petroleum Corporation and is an original shareholder in Matador Resources Company. He was first elected to the board of directors of Matador Resources Company in January 2004 and served as chair of the Operations and Engineering Committee until rotating off the board in 2014. Additionally, from

February 2006 to December 2011, Dr. Holditch was on the board of directors of Triangle Petroleum Corporation, an oil and natural gas exploration company. While there, he helped to formulate the strategy and oversee the company’s growth before resigning in 2011 to devote more time to Texas A&M University. Dr. Holditch received his B.S., M.S. and Ph.D. in Petroleum Engineering from Texas A&M University in 1969, 1970 and 1976, respectively. Dr. Holditch was selected to be a Distinguish Alumnus from Texas A&M University in 2014. Dr. Holditch was chosen as a director nominee because of his extensive experience in the energy industry and substantial knowledge of petroleum engineering matters.
Robert D. Penner, 71, became a member of the Board effective July 2007. Mr. Penner currently is and has been an independent consultant since 2004, when he retired from his position as a senior partner with the auditing firm of KPMG LLC, after a career of advising public and private clients on tax and accounting matters for more than 40 years. He currently serves on the board of directors for Equana Technologies Inc. (formerly Sustainable Energy Technologies Ltd.), a manufacturer and seller of electronic components for grid-connected solar power systems as well as Corridor Resources Inc., and Terra Energy Corp., each involved in the exploration, development and production of natural gas and oil. On April 20, 2010, Mr. Penner resigned from the board of directors of Altima Resources Ltd. (successor company to Unbridled Energy Corporation), an oil and natural gas exploration company. On September 29, 2011 Mr. Penner resigned from the Board of Storm Cat Energy Corporation (“Storm Cat”). He additionally serves on the board of directors of several private companies and the Canadian National Institute for the Blind, an NGO. Mr. Penner received his Chartered Accountant designation in 1971 in Manitoba and 1977 in Alberta. He has held no other directorship positions in publicly-traded companies during the last five years. Mr. Penner is currently the audit committee chairman for each of the public companies of which he is a director and serves on the compensation and governance committees of Terra Energy Corp. and Corridor Resources Inc. Mr. Penner is a graduate member of the Institute of Corporate Directors. Mr. Penner resides in Calgary, Alberta, Canada. Mr. Penner was chosen as a director nominee because of his keen understanding of finance, accounting and various corporate governance matters that he has attained through his career with KPMG and service on other public company boards.
Jerry R. Schuyler, 59, became a member of the Board effective August 8, 2014. Mr. Schuyler is currently an independent director for private equity funded Gulf Coast Energy Resources Company, a position he has held since 2010, and also serves as a member of the audit committee. Mr. Schuyler is also currently an independent director for publicly traded Rosetta Resources Inc. (“Rosetta”), an independent oil and natural gas exploration company, a position he has held since December 2013. Mr. Schuyler serves as a member of the compensation committee and the governance committee for Rosetta. Mr. Schuyler previously served as a director for Laredo Petroleum, Inc. (“Laredo”) for six years. He joined Laredo in June 2007 as Executive Vice President and Chief Operating Officer. In July 2008, he was promoted to President and Chief Operating Officer. He served in that capacity and as a director of the Laredo board of directors until July of 2013 when he announced his retirement. During Mr. Schuyler’s tenure at Laredo, he was instrumental in helping grow Laredo from a private equity financed start-up company into a publicly traded company listed on the NYSE. Mr. Schuyler has a Bachelor of Science degree in Petroleum Engineering from Montana College of Mineral Science and Technology and attended several graduate business courses in the executive program at the Bauer College of Business at the University of Houston. Mr. Schuyler was chosen as a director nominee because of his substantial knowledge of the energy industry and his business, leadership and management expertise.
John M. Selser Sr., 56, became a member of the Board effective March 30, 2007 and effective January 4, 2013, was appointed Chairman of the Board. Currently, Mr. Selser is portfolio manager of Tightline Capital LLC, an equity hedge fund and also serves as the Vice Chairman of the board of directors of Our Lady of the Lake Hospital in Baton Rouge and the investment committee of the Franciscan Ministries of Our Lady, the parent corporation of Our Lady of the Lake. From 2010 to 2012, Mr. Selser was a managing director of energy research at IBERIA Capital Partners LLC, a subsidiary of IBERIA Bank Corporation. Also in 2010, he was an instructor of finance at Louisiana State University. From 2003 to 2009, he was a partner at Maple Leaf Partners, a long short equity hedge fund. From 1992 to 2003, he was an energy equity analyst for several sell-side firms including Lehman Brothers, Howard Weil and Johnson Rice. From 1984 to 1992, Mr. Selser was a petroleum engineer for Chevron and Mobil in various domestic drilling, production and reservoir engineering assignments. He has held no directorship positions in publicly-traded companies during the last five years other than that of Gastar. Mr. Selser holds a Bachelor of Science in both Civil Engineering and Petroleum Engineering from Louisiana State University, Baton Rouge, Louisiana and a Masters of Business Administration from Tulane University, New Orleans, Louisiana. Mr. Selser was chosen as a director nominee because of his significant finance experience as well as his prior engineering and exploration and production experience, which provides a meaningful perspective in the Board's oversight of Gastar's execution of its long-term business strategy.
With respect to the election of directors, director nominees must receive a plurality of votes cast in person or by proxy to be elected as directors.
The Board unanimously recommends a vote “FOR” the election of each of the director nominees.

Proposal 2.	Ratification of the Appointment of BDO USA, LLP, as our Independent Registered Public Accounting Firm, for the year ending December 31, 2015.
On March 10, 2015, the Audit Committee recommended and approved the appointment of BDO USA, LLP, as our independent registered public accounting firm, for the year ending December 31, 2015. BDO USA, LLP served as our independent registered public accounting firm during the years ended December 31, 2014 and 2013. See “Independent Accountants, Fees and Policies” on page 31. Stockholder ratification of the selection of BDO USA, LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, we are seeking stockholder ratification of such appointment as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee will consider whether it should appoint another independent registered public accounting firm.
Representatives of BDO USA, LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.
The affirmative vote of a majority of the votes cast in person or by proxy is required to ratify the appointment of BDO USA, LLP.
The Board unanimously recommends a vote “FOR” the proposal to ratify the appointment of the firm of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2015.

Proposal 3.	Advisory Vote on Executive Compensation.
 The Board recognizes that executive compensation is an important matter for our stockholders. As described in detail in the “Executive Compensation” section and elsewhere in this Proxy Statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy has been, and continues to be, to pay our executive officers based on our performance. In particular, the Compensation Committee strives to attract, retain and motivate exceptional executives, to reward past performance measured against established goals and provide incentives for future performance, and to align executives’ long-term interests with the interests of our stockholders. To do so, the Compensation Committee uses a combination of short and long-term incentive compensation to reward near-term excellent performance and to encourage executives’ commitment to our long-range, strategic business goals. It is always the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our strategy, sound corporate governance principles and stockholder interests and concerns.
As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to the Named Executive Officers (including potential payouts upon a termination or change of control) are reasonable and not excessive. As you consider this Proposal 3, we urge you to read the CD&A section of this Proxy Statement for additional details on executive compensation, including the more detailed information about our compensation philosophy and objectives and the past compensation of the Named Executive Officers, and to review the tabular disclosures regarding Named Executive Officer compensation together with the accompanying narrative disclosures in the “Executive Compensation” section of this Proxy Statement.
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2012, as well as Section 14A of the Exchange Act, and the rules promulgated thereunder, enables our stockholders the opportunity to express their views, on an advisory basis, on the compensation of the Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. We welcome the opportunity to give our stockholders an opportunity to provide us with such a vote on executive compensation at the Annual Meeting.
Based on the voting results at Gastar Exploration Ltd.’s 2011 Annual General and Special Meeting of Shareholders with respect to the frequency (the “Frequency Vote”) of advisory votes to approve the compensation of the Company’s named executive officers, the Company has decided to include an advisory vote to approve the compensation of its named executive officers in its proxy materials on an annual basis. Therefore, the next stockholder advisory vote to approve the compensation of the Company’s named executive officers is scheduled to occur at the Company’s 2016 Annual Meeting of Stockholders. The next required Frequency Vote is currently scheduled for the Company’s 2017 Annual Meeting of Stockholders.
As an advisory vote, this Proposal 3 is not binding on the Board or the Compensation Committee, will not overrule any decisions made by the Board or the Compensation Committee or require the Board or the Compensation Committee to take any action. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for executive officers. In particular, to the extent there is any significant vote against the Named Executive Officers’ compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

For the reasons set forth above, the following resolution will be submitted for stockholder approval at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s Named Executive Officers and the related compensation philosophy, policies and procedures disclosed in the Proxy Statement, including in the Compensation Discussion and Analysis, compensation tables, and narrative discussion, pursuant to the compensation disclosure rules of the SEC, is hereby approved.”
The Board recommends a vote “FOR” the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

HOUSEHOLDING OF PROXY MATERIALS
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same last name and address will receive only one copy of the proxy materials unless we have received instructions from one or more of such stockholders that they would like to receive multiple copies. This procedure reduces duplicate mailings and saves significant printing costs and postage fees. Stockholders who receive a household mailing this year and who would like to receive additional copies of the proxy materials (including with respect to those materials that may be delivered to stockholders in connection with future annual or special meetings of stockholders) should contact us by written notification to our corporate offices at 1331 Lamar Street, Suite 650, Houston, Texas 77010 or by telephone at (713) 739-1800, and upon receipt of such request, we will promptly provide separate copies of the proxy materials. Stockholders who currently receive multiple copies of the proxy materials at their shared address and would like to request “householding” of their communications should notify us of the same at the contact information set out above.

PROPOSALS FOR 2016 ANNUAL MEETING OF STOCKHOLDERS
Proposals for Inclusion in Our Proxy Statement
Under the rules of the SEC, stockholder proposals that are being submitted for inclusion in our proxy statement relating to our 2016 annual meeting of stockholders must be received no later than January 6, 2016 at our principal executive office, located at 1331 Lamar Street, Suite 650, Houston, Texas 77010. Such proposals, when submitted, must be in full compliance with applicable laws, including Rule 14a-8 of the Exchange Act, and our Bylaws.

Proposals Not for Inclusion in Our Proxy Statement
Our Bylaws require advance written notice from any stockholder seeking to present any business or proposal, not for inclusion in next year’s proxy statement, but directly at the 2016 annual meeting of stockholders, including nominations of persons for election to our Board. Notice of such proposals must be received at our principal executive office, located at 1331 Lamar Street, Suite 650, Houston, Texas 77010, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. Based upon the anniversary date of the 2015 Annual Meeting of Stockholders as currently scheduled, a stockholder must send advance written notice of such nominations or other business or proposals such that the notice is received no earlier than February 12, 2016 and no later than March 13, 2016. In the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 30 days after such anniversary date, then to be timely such notice must be received no earlier than 120 days prior to such annual meeting and no later than the later of 90 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made by the Company. Such proposals when submitted must be in full compliance with applicable law and our Bylaws.

ADDITIONAL INFORMATION
Additional information relating to us is filed with the SEC at www.sec.gov. Stockholders may contact Michael A. Gerlich, Senior Vice President, Chief Financial Officer and Corporate Secretary at 1331 Lamar Street, Suite 650, Houston, Texas 77010 to request at no charge copies of our Annual Report on Form 10-K, which includes our financial statements for the year ended December 31, 2014.
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ANNUAL MEETING OF STOCKHOLDERS OF
GASTAR EXPLORATION INC.
June 11, 2015
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
The Notice of Annual Meeting, Proxy Statement, 2014 Annual Report
and Proxy Card are available at - http://www.astproxyportal.com/ast/26191

Please sign, date and mail your proxy card in the
envelope provided as soon as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 20633030400000000000 6	060712
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND “FOR” PROPOSALS 2 AND 3
IN ACCORDANCE WITH THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
Proposal 1: Elect seven (7) members to the Board of Directors.				Proposal 2: Ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2015.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O John H. Cassels O Randolph C. Coley O Stephen A. Holditch O Robert D. Penner O J. Russell Porter O Jerry R. Schuyler O John M. Selser Sr.		Proposal 3: Approve on a non-binding advisory basis the compensation of the Company's Named Executive Officers, as disclosed in the Proxy Statement.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxyholder will have authority to vote FOR Proposals 2 and 3 in accordance with the rules and regulations of the Securities and Exchange Commission and FOR all the nominees listed in Proposal 1.

At the said discretion of the said proxyholder, the proxyholder is authorized to vote upon such other business as may properly come before the meeting in his discretion.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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1.
This Instrument of Proxy will not be valid and will not be acted upon or voted unless it is completed as outlined herein and delivered to the Company, care of the offices of American Stock Transfer & Trust Company, Attention: Proxy

Department, 6201 15th Avenue, Brooklyn, New York 11219, at least twenty-four (24) hours excluding Saturdays, Sundays and holidays, before the time set for the Annual Meeting or any adjournment or postponement thereof.

2.	If the stockholder is an individual, this Instrument of Proxy must be executed by the stockholder or his attorney with written stockholder approval.

3.	If the stockholder is a corporation, this Instrument of Proxy must be executed under corporate seal or by a duly authorized officer or attorney of the corporation.

4.	Persons signing as executors, administrators, trustees, etc. should so indicate and give their full title as such.

☐	¢

GASTAR EXPLORATION INC.
INSTRUMENT OF PROXY
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, JUNE 11, 2015
This proxy is solicited by the Board of Directors.
The undersigned stockholder of Gastar Exploration Inc. (the “Company”) hereby appoints J. Russell Porter, President and Chief Executive Officer of the Company and Michael A. Gerlich, Senior Vice President, Chief Financial Officer and Corporate Secretary of the Company, or either of them, each with full power of substitution, to represent and vote as designated on the reverse side, all of the shares of common stock of Gastar Exploration Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Thursday, June 11, 2015 at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010, and at any adjournment or postponement thereof.
(Continued and to be signed on the reverse side)

¢	14475	¢